Exhibit 10.54

DATED 17 DECEMBER 2010

FOR

CEDC INTERNATIONAL SP. Z O.O.

PRZEDSIĘBIORSTWO “POLMOS” BIAŁYSTOK S.A.

AND

PWW SP. Z O.O.

WITH

BANK HANDLOWY W WARSZAWIE S.A.

AS AGENT, ORIGINAL LENDER AND SECURITY AGENT

AND

BANK ZACHODNI WBK S.A

AS ORIGINAL LENDER

PLN 330,000,000 TERM AND OVERDRAFTS

FACILITIES AGREEMENT

2

3

THIS AGREEMENT is dated 17 December 2010 and made between:

(1)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION INC., a company incorporated under the laws of Delaware (the “Investor”);

(2)	CEDC INTERNATIONAL SP. Z O.O., a company incorporated under the laws of Poland, having its registered seat in Oborniki Wielkopolskie at 48 Kowanowska Street, 64-600 Oborniki Wielkopolskie, Poland, entered into the register of business entities of the National Court Register under no. KRS 51098, with share capital of PLN 646,978,000.00, REGON 002160096, NIP 526-020-93-95 as borrower (the “Company”);

(3)	PRZEDSIĘBIORSTWO “POLMOS” BIAŁYSTOK S.A., a company incorporated under the laws of Poland, having its registered seat in Białystok at ul. Elewatorska 20, 15-950 Białystok, Poland, entered into the register of business entities of the National Court Register under no. KRS 40543, with share capital of PLN 133,512,850, REGON 012057574, NIP 542-020-15-58 as borrower (“Borrower 1”);

(4)	PWW SP. Z O.O., a company incorporated under the laws of Poland, having its registered seat in Warsaw at ul. Bokserska 66 A, 02-690 Warsaw, Poland, entered into the register of business entities of the National Court Register under no. KRS 22968, with share capital of PLN 6,000,000, REGON 014965028, NIP 113-212-68-62 as borrower (“Borrower 2”, and together with the Company and Borrower 1, “Borrowers”);

(5)	THE PERSONS listed in Part I of Schedule 1 (The Original Guarantors) as original guarantors (the “Original Guarantors”);

(6)	BANK HANDLOWY W WARSZAWIE S.A., a bank incorporated under the laws of Poland, having its registered seat in Warsaw at ul. Senatorska 16, 00-923 Warsaw, Poland, entered into the register of business entities of the National Court Register under no. KRS No. 1538, with share capital of PLN 522,638,400, REGON 000013037, NIP 526-030-02-91 as agent, original lender and security agent (respectively the “Agent”, “Original Lender 1” and “Security Agent”); and

(7)	BANK ZACHODNI WBK S.A., a bank incorporated under the laws of Poland, having its registered seat in Wrocław at Rynek 9/11, 50-950 Wrocław, Poland, registered under KRS No. 8723, with share capital of PLN 730,760,130, REGON 930041341, NIP 896-000-56-73 as original lender (“Original Lender 2”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

1.1.1	“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

1.1.2	“Accounting Principles” means generally accepted accounting principles in the United States in relation to the Investor, Poland in relation to the Company, and its jurisdiction of incorporation in the case of any other Obligor.

1.1.3	“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

1.1.4	“Advance” means the advance made or to be made under Facility A or the principal amount outstanding for the time being of that advance.

1.1.5	“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

1.1.6	“Auditor” means one of PricewaterhouseCoopers, Deloitte, Ernst & Young, and KPMG or such other firm agreed between the Agent and the Company.

1.1.7	“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

1.1.8	“Availability Period” means:

(a)	in relation to Facility A the period from and including the date of this Agreement to and including 31 December 2010;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one day prior to the Final Maturity Date; and

(c)	in relation to Facility C, the period from and including the date of this Agreement to and including the date falling one day prior to the Final Maturity Date.

1.1.9	“Available Commitment” means:

(a)	in relation to Facility A, the amount of Facility A minus the amount of any utilised Advance under Facility A;

(b)	in relation to Facility B, the amount of Facility B minus the Overdraft Outstanding Amount under Facility B; and

(c)	in relation to Facility C the amount of Facility C minus the Overdraft Outstanding Amount under Facility C.

1.1.10	“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

1.1.11	“Bank Guarantee Fund Fee” means all fees paid by a Finance Party to the Bank Guarantee Fund (as defined in the Act of the Bank Guarantee Fund dated 14 December 1994, as amended) in connection with or calculated in relation to the Finance Documents and all present and future liabilities of a Borrower to that Finance Party under the Finance Documents.

1.1.12	“Banking Law Act” means the act dated 29 August 1997 (consolidated text published in Journal of Law of 2002 No. 72, item 665), as amended.

1.1.13	“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Mandatory Cost (if any)) which a Lender should have received for the period from the date of receipt of all or any part of the Advance, an Overdraft Outstanding Amount or Unpaid Sum to the last day of the current Interest Period in respect of that Advance, Overdraft Outstanding Amount or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which such Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

1.1.14	“Budget” means budget delivered by the Investor to the Agent in respect of that period pursuant to Clause 22.6 (Budget).

1.1.15	“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Warsaw.

1.1.16	“Cash Equivalents” means:

(a)	securities issued or directly and fully guaranteed or insured by the United States of America or any state thereof, any European Union Member State (provided that the full faith and credit of the United States or such European Union Member State is pledged in support of those securities) in each case denominated in U.S. dollars, pounds sterling or euros and having maturities of not more than one year from the date of acquisition;

(b)

certificates of deposit, time deposits and other bank deposits in U.S. dollars, pounds sterling or euro with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any bank or trust company which is organized under the laws of a European Union Member State or the United States of America or any other state thereof or, in the case of any subsidiary any such Investment in the direct obligations of any state or country in which such subsidiary is organized or has operations; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(e)

money market funds (i) denominated in U.S. dollar, euro or pound sterling that are rated “A3” or higher by Moody’s or “AAA” or higher by S&P; or (ii) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition. [1]

1.1.17	“CEDC Group” means the Company and its Subsidiaries for the time being.

1.1.18	“Commitment” means a Facility A Commitment, Facility B Commitment or Facility C Commitment.

1.1.19	“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) in form and substance satisfactory to the Agent.

1.1.20	“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

1.1.21	“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

[1]	To be checked and confirmed by the banks

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

 (and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

1.1.22	“EBITDA” has the meaning set out in Clause 23.1 (Financial Definitions).

1.1.23	“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

1.1.24	“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

1.1.25	“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

1.1.26	“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

1.1.27	“Existing Facility Documents (BRE)” means the facility agreement no 02/336/07/Z/VU dated 31 August 2007, as amended, entered into between, among others, the Company as borrower and BRE Bank S.A. as lender and any associated financing documents.

1.1.28	“Existing Facility Documents (Pekao)” means the overdraft facility agreement no. 2007/131/DB1 dated 29 March 2007, as amended, entered into between, among others, the Company and Borrower 2 as borrowers and Bank Polska Kasa Opieki S.A. as lender and any associated financing documents.

1.1.29	“Existing Lender” has the meaning ascribed to it in Clause 26 (Changes to the Finance Parties).

1.1.30	“Existing Security” means the Security listed in Schedule 7 (Existing Security).

1.1.31	“Facility” means Facility A, Facility B or Facility C.

1.1.32	“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities) to the extent not cancelled or reduced under this Agreement.

1.1.33	“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

 to the extent not cancelled, reduced or transferred by it under this Agreement.

1.1.34	“Facility A Repayment Date” means each of the dates specified in Clause 8.1 (Repayment of the Advance) as Facility A Repayment Dates.

1.1.35	“Facility B” means the overdraft facility made available under this Agreement as described in Clause 2 (The Facilities) to the extent not cancelled or reduced under this Agreement.

1.1.36	“Facility B Commitment” means:

(a)	in relation to Original Lender 1, the amount set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

1.1.37	“Facility C” means the overdraft facility made available under this Agreement as described in Clause 2 (The Facilities) to the extent not cancelled or reduced under this Agreement.

1.1.38	“Facility C Commitment” means:

(a)	in relation to Original Lender 2, the amount set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

1.1.39	“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

1.1.40	“Final Maturity Date” means:

(a)	in relation to Facility A, the date falling 48 Months after the first Utilisation Date;

(b)	in relation to Facility B, the date falling 12 Months after the first Utilisation Date of Facility A; and

(c)	in relation to Facility C, the date falling 12 Months after the first Utilisation Date of Facility A.

1.1.41	“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, the Intercreditor Agreement, any Transaction Security Document, and any other document designated as such by the Agent and the Company.

1.1.42	“Finance Party” means the Agent, the Security Agent or a Lender.

1.1.43	“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

1.1.44	“Financial Year” means the annual accounting period of the Group.

1.1.45	“Group” means the Investor and its Subsidiaries for the time being.

1.1.46	“Guarantor” means an Original Guarantor or an Additional Guarantor.

1.1.47	“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

1.1.48	“Indenture” means an indenture agreement entered into by among others, the Investor, Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch and TMF Trustee Limited on 2 December 2009 (as further amended), as well as the documents referred to therein or entered into pursuant thereto

1.1.49	“Information Package” means (i) the Group corporate structure, (ii) audited annual financial statements for 2009 of the Borrowers and Bols sp. z o.o., (iii) F-01 forms for first and second quarters of 2010 of the Borrowers and Bols sp. z o.o., (iv) Information Memorabndum on high yield bonds dated November 2009, (v) list of Financial Indebtedness with banks (as at end of August 2010) and (vi) financial model.

1.1.50	“Intercreditor Agreement” means an intercreditor agreement dated on or about the date of this Agreement between Original Lender 1, Original Lender 2, the Company, the Investor and Deutsche Bank AG, London Branch and/or any other person that may become party to that agreement from time to time.

1.1.51	“Interest Period” means, in relation to the Advance or an Overdraft Outstanding Amount, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.4 (Default interest).

1.1.52	“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

1.1.53	“Legal Reservations” means:

(a)	the principle that remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

1.1.54	“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Finance Parties),

 which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

1.1.55	“Letter of Credit” means a bank guarantee, in a form requested by a Borrower and agreed by a Lender.

1.1.56

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

1.1.57	“Mandatory Cost” means the percentage rate per annum from time to time determined by a Lender as reflecting the cost, loss or difference in return which would be suffered or incurred by a Lender (as it may from time to time determine, acting reasonably) as a result of it complying with:

(a)	the special deposit and cash ratio deposit requirements of the National Bank of Poland;

(b)	any reserve asset requirements of any central bank with jurisdiction over that Lender applicable to or imposed on that Lender;

(c)	any charge imposed by:

(i)	the Financial Supervisory Commission; or

(ii)	any other financial regulator with jurisdiction over that Lender; and

(d)	if Poland becomes a Participating Member State, any reserve asset requirements imposed by the European Central Bank,

if such cost, loss or difference in return is not in the sole control of that Lender or its Affiliates.

1.1.58	“Margin” means:

(a)	in relation to Facility A, 2.25 per cent. per annum

but if:

(i)	no Event of Default has occurred and is continuing; and

(ii)	the Net Leverage Ratio in respect of the most recently completed Calculation Period is within a range set out below,

then the Margin for the Advance will be the percentage per annum set out below in the column opposite that range:

Net Leverage Ratio	Margin (% p.a.)
Greater than or equal to 4:1	2.25
Less than 4:1 but greater than or equal to 3:1	1.75
Less than 3:1 but greater than or equal to 2:1	1.50
Less than 2:1	1.25

However:

(i)	any increase or decrease in the Margin for the Advance shall take effect on the date (the “reset date”) which is 3 Business Days after receipt by the Agent of the Compliance Certificate for that Calculation Period pursuant to Clause 22.4 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 11.3 (Payment of interest) shall apply and the Margin for that Advance shall be the percentage per annum determined using the table above and the revised ratio of Net Leverage Ratio calculated using the figures in the Compliance Certificate based on the annual audited financial statements and the Borrowers shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of Margin applied during such period;

(iii)	while an Event of Default is continuing, the Margin for the Advance shall be the highest percentage per annum set out above for the Advance; and

(iv)	for the purpose of determining the Margin in relation to Facility A, Net Leverage Ratio and Calculation Period shall be determined in accordance with Clause 23.1 (Financial definitions);

(b)	in relation to Facility B, 1.25 per cent. per annum; and

(c)	in relation to Facility C, 1.25 per cent. per annum.

1.1.59	“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of a Borrower, a Guarantor or the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any Finance Document.

1.1.60	“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

1.1.61	“New Lender” has the meaning ascribed to it in Clause 26 (Changes to the Finance Parties).

1.1.62	“Obligor” means a Borrower or a Guarantor.

1.1.63	“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors’ Agent).

1.1.64	“Original Financial Statements” means:

(a)	in relation to the Investor, the audited consolidated financial statements of the Group for the financial year ended 2009;

(b)	in relation to the Company, its audited financial statements for the financial year ended 2009; and

(c)	in relation to each Borrower other than the Company, its audited financial statements (or if not available, non-audited financial statements) for its financial year ended 2009.[2]

1.1.65	“Original Lender” means Original Lender 1 or Original Lender 2.

1.1.66	“Original Obligor” means a Borrower or an Original Guarantor.

1.1.67	“Overdraft Account” means:

(a)	the current account of the Company in PLN maintained by Original Lender 1 designated by the Company and Original Lender 1 as account for utilizations of Facility B;

[2]	To be confirmed by the banks.

(b)	the current account of Borrower 1 in PLN maintained by Original Lender 1 designated by Borrower 1 and Original Lender 1 as account for utilizations of Facility B;

(c)	the current account of Borrower 2 in PLN maintained by Original Lender 1 designated by Borrower 2 and Original Lender 1 as account for utilizations of Facility B;

(d)	the current account of the Company in PLN maintained by Original Lender 2 designated by the Company and Original Lender 2 as account for utilizations of Facility C;

(e)	the current account of Borrower 1 in PLN maintained by Original Lender 2 designated by Borrower 1 and Original Lender 2 as account for utilizations of Facility C; and

(f)	the current account of Borrower 2 in PLN maintained by Original Lender 2 designated by Borrower 2 and Original Lender 2 as account for utilizations of Facility C,

 (and “Overdraft Accounts” shall be construed accordingly).

1.1.68	“Overdraft Instruction” means a Borrower’s instruction to execute an Overdraft Payment (in accordance with relevant regulations of each Lender).

1.1.69	“Overdraft Outstanding Amount” means:

(a)	the aggregate principal amount for the time being outstanding under Facility B; and

(b)	the aggregate principal amount for the time being outstanding under Facility C.

1.1.70	“Overdraft Payment” means a payment made from an Overdraft Account causing or increasing a negative balance in the relevant Overdraft Account.

1.1.71	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

1.1.72	“Party” means a party to this Agreement.

1.1.73	“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraphs (b) and (h), is on arm’s length terms and except in the case of paragraph (h) only, does not have a Material Adverse Effect:

(a)	of trading stock made by an Obligor in the ordinary course of trading of the disposing entity, or the non-recourse disposal of receivables arising from such disposals of trading stock;

(b)	of any asset by an Obligor to any member of the Group;

(c)	of assets in exchange for other assets comparable or superior as to type value or quality;

(d)	of obsolete, damaged, worn-out or redundant vehicles, plant and equipment for other assets in the ordinary course of business;

(e)	of Cash Equivalents for cash or in exchange for other Cash Equivalents;

(f)	constituted by a licence of intellectual property rights permitted by Clause 24.19 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by Clause 24.9 (Joint ventures);

(h)	arising as a result of any Permitted Security;

(i)	of assets where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed USD 10,000,000 (or its equivalent) in any Financial Year of a Borrower; or

(j)	any other assets or trademarks in the amount exceeding USD 10,000,000 if (i) such disposal is at fair market value and at least 75% of the consideration received from such disposal is in cash or Cash Equivalents and (ii) within 6 Months from such disposal net proceeds from such disposal are applied towards prepayment of Financial Indebtedness (including the bonds issued under the Indenture), acquisitions permitted under this Agreement or capital expenditure.

1.1.74	“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Indenture as in force on the date of this Agreement or arising under the Finance Documents;

(b)	which is owed by an Obligor to an Obligor or another member of the Group;

(c)	arising from the recourse disposal of receivables arising from the disposal of trading stock in the ordinary course of business;

(d)	permitted by Clause 24.21 (Treasury Transactions);

(e)	of any person acquired by a Borrower which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of that acquisition;

(f)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by a Borrower does not exceed PLN 12,500,000 (or its equivalent in other currencies) at any time; and

(g)	not permitted by the preceding paragraphs or as a Permitted Transaction and if calculated on a pro forma basis (including a pro forma application of the proceeds therefrom) with all other Financial Indebtedness (such calculation to be made prior to incurrence of such Financial Indebtedness) outstanding does not cause any of the undertakings set out in Clause 0 (Financial condition) to fail to be satisfied.

1.1.75	“Permitted Security” means:

(a)	any Security under the Transaction Security Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(c)	any netting or set-off arrangement entered into by any member of the CEDC Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the CEDC Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the CEDC Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the CEDC Group which are not Obligors;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the CEDC Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the CEDC Group; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the CEDC Group;

(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the CEDC Group, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the CEDC Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(f)	any Security established in relation to the non-recourse disposal of receivables (but only in the scope of the purchasers’ standard or usual terms);

(g)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the CEDC Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the CEDC Group;

(h)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(i)	any Security or Quasi-Security arising as a consequence of any Financial Indebtedness permitted pursuant to paragraph (c) of the definition of “Permitted Financial Indebtedness”;

(j)	Existing Security, and any modifications, replacements, refinancings, or renewals thereof; provided that to the extent such Existing Security is modified, replaced, renewed or refinanced in connection with any refinancing of the obligations secured by such Existing Security (if such obligations constitute Financial Indebtedness), the Financial Indebtedness being refinanced is Permitted Financial Indebtedness and the Security so modified, replaced, renewed or refinanced shall not extend in any material respect to any additional property or assets;

(k)	any security interest established pursuant to the Indenture and subject, to the extent applicable, to the terms of the Intercreditor Agreement;

(l)	any Security under netting or set-off arrangements under treasury transactions permitted by the Finance Documents where the obligations of the parties are calculated by reference to net exposure under that treasury transaction;

(m)	any Security arising as a result of legal proceedings discharged within 30 days or otherwise contested in good faith (and not otherwise constituting an Event of Default);

(n)	any Security arising by operation of law in respect of taxes being contested in good faith in compliance with Clause 24.5 or

(o)	liens on the funds or securities deposited for the purpose of defeasing or redeeming any Indebtedness on or prior to its maturity date, to the extent such defeasance or redemption is permitted under the Indenture;

(p)	liens resulting from escrow arrangements unrelated to Financial Indebtedness entered into in connection with a disposition of assets;

(q)

any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to

(l) above) does not exceed PLN 15,000,000 (or its equivalent in other currencies).

1.1.76	“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the CEDC Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the CEDC Group or the Investor;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; and

(d)	any merger, consolidation, amalgamation with or transfer of all or substantially all of the assets of any person into another person if immediately before such transaction, no Default exists and is continuing; and either: (x) if such entity remains (or its successor will remain) an Obligor, (A) such Obligor is the surviving entity; or (B) the entity formed by or surviving any such consolidation, merger or amalgamation (if other than such Obligor or another Obligor) or to which such transfer has been made if not an Obligor is an entity organized or existing under the laws of any European Union Member State or any state of the United States or the District of Columbia, or any other country, state or district in which such Obligor is organized or existing prior to the date of such transaction, and immediately after such transaction, such surviving entity or transferee (provided that such transaction will not result in situation where financing of such entity would be prohibited for any of the Lenders), as the case may be, assumes all the obligations of that Obligor under this Agreement; or (y) the merger, consolidation, amalgamation or other combination or transfer is a Permitted Disposal.

1.1.77	“Peulla” means Peulla Enterprises Limited, 2-4 Arch. Makarios III Avenue, Capital Center, 9th Floor, Nicosia 1505, Cyprus.

1.1.78	“Qualifying Lender” has the meaning given to it in Clause 15.1 (Definitions).

1.1.79	“Quasi-Security” has the meaning given to that term in Clause 24.12 (Negative pledge).

1.1.80

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant

Interbank Market on more than one day, the Quotation Day will be the last of those days).

1.1.81	“Reference Banks” means Bank PKO BP S.A., Bank Polska Kasa Opieki S.A. and BRE Bank S.A. or such other banks as may be appointed by the Agent in consultation with the Company.

1.1.82	“Relevant Interbank Market” means the Warsaw interbank market.

1.1.83	“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business;

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

1.1.84	“Repayment Instalment” means each instalment for repayment of the Advance referred to in 8.1 (Repayment of the Advance).

1.1.85	“Repeating Representations” means each of the representations set out in Clause 21.2 (Status) to Clause 21.7 (Governing law and enforcement), Clause 21.11 (No default), Clause 21.13.1(f) (No misleading information), Clause 21.14 (Original Financial Statements), Clause 21.19 (Ranking) to Clause 21.21 (Legal and beneficial ownership), Clause 21.26 (Centre of main interests and establishments) and Clause 21.28 ( Bank Accounts).

1.1.86	“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

1.1.87	“Russian Guarantors” means Limited Liability Company “The Trading House Russian Alcohol”, Joint Stock Company ”Distillery Topaz”, ZAO ”Sibirsky LVZ”, OOO “First Tula Distillery”, OOO “The Trading House Russian Alcohol-Center”, OOO “The Trading House Russian - Alcohol North-West”, Closed Joint Stock Company Mid-Russian Distillers, ”Parliament Production”, LLC, ”Parliament Distribution”, LLC and Bravo Premium LLC.

1.1.88	“Screen Rate” means, in relation to WIBOR, the percentage rate per annum being the arithmetic mean (rounded upward to four decimal places) of the relevant offered rates which appear on the “WIBO” page for deposits in PLN, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Obligor’s Agent.

1.1.89

“Security” means a mortgage, pledge, registered pledge, financial pledge, security assignment, security transfer of ownership, submission to execution or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including without limitation: (a) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person, (b) an attachment in connection with execution or interim injunction, or (c) any other type of preferential arrangement, lien, right to or charge over assets, including without limitation any re-privatisation or restitution claim, pre-emption right, easement (służebność), usufruct or any other third party right being in the nature of a right in rem or a right of use, occupation or execution.

1.1.90	“Share Pledges” means the share pledges referred to in paragraph 4.2 of Part I of Schedule 2 (Condition Precedent to initial Utilisation).

1.1.91	“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

1.1.92	“Submission to Execution” means a voluntary submission to enforcement in relation to each Facility pursuant to the Banking Law Act and in respect of Central European Distribution Corporation Inc. pursuant to article 777 of the Civil Procedure Code, to be executed by each Obligor in favour of the Agent, in form and substance satisfactory to the Agent.

1.1.93	“Subsidiary” means any person (referred to as the “first person”) in respect of which another person (referred to as the “second person”):

(a)	holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)	has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)	is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution; or

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis,

and for the purposes of this definition, a person shall be treated as a member of another person if any of that person’s Subsidiaries is a member of that other person or, if any shares in that other person are held by a person acting on behalf of it or any of its Subsidiaries.

1.1.94	“Tax” means any tax, levy, impost, duty or other charge (including social pension fund contributions and other similar dues) or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.1.95	“Technical Division Amendment Request” means a notice substantially in the form set out in Part III of Schedule 4 (Form of Technical Division Amendment Request).

1.1.96	“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

1.1.97	“Total Facility A Commitments” means the aggregate of the Facility A Commitments.

1.1.98	“Total Facility B Commitments” means the aggregate of the Facility B Commitments.

1.1.99	“Total Facility C Commitments” means the aggregate of the Facility C Commitments.

1.1.100	“Transaction Security” means the Security created, evidenced or expressed to be created or evidenced pursuant to the Transaction Security Documents.

1.1.101	“Transaction Security Documents” means each of the documents listed as being a Security Document in paragraph 4 of Part I of Schedule 2 (Condition Precedent to initial Utilisation), each of the documents listed as being a Security Document in paragraph 4 of Part II of Schedule 2 (Conditions Precedent) together with any other document entered into by any member of the Group creating, evidencing or expressed to create or evidence any Security over all or any part of its assets in respect of the obligations of members of the Group under any of the Finance Documents.

1.1.102	“Transfer Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

1.1.103	“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which a Lender executes the Transfer Certificate.

1.1.104	“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

1.1.105	“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

1.1.106	“Utilisation” means the Advance, a Letter of Credit or an Overdraft Instruction.

1.1.107	“Utilisation Date” means the date of a Utilisation, being the date on which the Advance is to be made.

1.1.108	“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.1.109	“VAT” shall be construed as a reference to value added tax regulated by the law of 11 March 2004 on value added tax (Journal of Laws No. 54 item 535) including any similar value added tax which may be imposed in place thereof from time to time.

1.1.110	“Whitehall Guarantors” means WHL Holdings Limited, a company incorporated under the laws of the Republic of Cyprus, OOO Whitehall-Center, a limited liability company incorporated under the laws of Russia and any other member of the Whitehall group which becomes a guarantor under the Indenture.

1.1.111	“WIBOR” means in relation to any Utilisation in PLN:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to a Lender at its request quoted by the Reference Banks to leading banks in the Warsaw interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in PLN for a period comparable to the Interest Period for that Utilisation.

1.2	Construction

1.2.1	Unless a contrary indication appears any reference in this Agreement to:

(a)	any pecuniary obligation of a Borrower shall be read as a reference to a joint and several obligation of all Borrowers;

(b)	any “Borrower”, “Company” “Finance Party”, “Guarantor”, “Lender”, “Original Lender”, “Obligor” or “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	a “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or “similar officer” in relation to persons incorporated or having assets in the Republic of Poland, includes without limitation (i) a likwidator appointed under the Polish Commercial Companies Code, (ii) zarządca, nadzorca sądowy or syndyk appointed under article 27 of the Polish Law on Registered Pledge and Pledge Register dated 6 December, 1996, and (iv) curator or zarządca prymusowy appointed under the Civic Procedure Code;

(e)	“confirmed” or “certified” in respect of any agreement or document shall be understood as a agreement or other document confirmed by a person duly authorised to act in the name of an Obligor or any other respective person, with evidence of such authorisation provided to the Agent, or by the Obligor’s legal counsel;

(f)	the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the spot rate of exchange of a Lender (or, if a Lender so selects, of any of the Reference Banks selected by the Agent) for the purchase of the first currency with the second currency;

(g)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(h)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(j)	“law” shall be construed as any law (including customary law), statutes, constitution, decree, judgement, treaty, regulation, directive, by-law, other decision or any other legislative, administrative or binding judicial measure of any government, supranational, local government, statutory or regulatory body or tribunal;

(k)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(l)	a provision of law is a reference to that provision as amended or re-enacted; and

(m)	a time of day is a reference to Warsaw time.

(n)	Section, Clause and Schedule headings are for ease of reference only.

(o)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(p)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“PLN” and “zloty” means the single currency unit of the Republic of Poland and “$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	General terms and conditions

1.4.1	Subject to the terms of this Agreement,

(a)	the provisions of Original Lender 1 of “General Terms and Conditions of Co-operations with Clients” and “Rules and Regulations for the Issuance of Bank Guarantees and Letters of Credit shall apply to Facility B; and

(b)	the provisions of Original Lender 2 of general terms and conditions of maintaining the account for the entrepreneurs (“Regualmin kont dla firm”) and general terms and conditions of providing credit services for non-consumer purposes (“Regulamin świadczenia usług kredytowych na cele niekonsumpcyjne”) shall apply to Facility C.

1.4.2	For the avoidance of doubt, (i) in the case of any discrepancies between this Agreement and the general terms and conditions relating to maintenance of accounts this Agreement prevails and (ii) in the case of any discrepancies between this Agreement and the general terms and conditions relating to issuance of bank guarantees such general terms prevails (unless waived by the relevant Original Lender or modified by the relevant Borrower and the relevant Original Lender).

2.	THE FACILITIES

2.1	Description

Subject to the terms of this Agreement:

2.1.1	the Lenders make available to the Company a PLN term loan facility in an aggregate amount equal to the Total Facility A Commitments;

2.1.2	Original Lender 1 makes available to each Borrower a PLN overdraft facility in an aggregate amount equal to the Total Facility B Commitments; and

2.1.3	Original Lender 2 makes available to each Borrower a PLN overdraft facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Technical Division of Facility B and Facility C

2.2.1	A Borrower may utilise Facility B or Facility C in an amount that would not exceed the figure next to its name set out in:

(a)	Part I of Schedule 4 (Initial Technical Division of Facility B) in respect of Facility B; and

(b)	Part II of Schedule 4 (Initial Technical Division of Facility C) in respect of Facility C,

(jointly, the “Technical Division”).

2.2.2	The Obligors’ Agent may amend the Technical Division, by sending to the relevant Original Lender a Technical Division Amendment Request. For the avoidance of doubt, such amendment may not result in an increase of Facility B Commitment in respect of Facility B or Facility C Commitment in respect of Facility C.

2.2.3	Such amendment of the Technical Division in respect of each Facility B and Facility C is possible not more frequently than six times in every year and shall be effective 5 Business Days upon the relevant Original Lender being notified.

2.2.4	No change in the Technical Division is possible if a Default is continuing.

2.3	Overdraft facilities

Facility B and Facility C are renewable and may be utilised repeatedly during the entire Availability Period for the relevant Facility, so that each receipt of funds in the relevant Overdraft Account causes partial or complete repayment of the relevant Overdraft Outstanding Amount, and as a consequence the relevant Available Facility is renewed accordingly in whole or in part.

2.4	Finance Parties’ rights and obligations

2.4.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.4.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

2.4.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Security

The indebtedness in respect of the Facilities shall be secured by:

2.5.1	the security interests contemplated by the Transaction Security Documents, including the financial pledges and the registered pledges under the Share Pledges; and

2.5.2	such other Security as the Lenders and Company may agree from time to time.

2.6	Obligors’ Agent

2.6.1	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests, Technical Division Amendment Request or Overdraft Instruction), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	the Agent to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests or Overdraft Instruction) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.6.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

3.1.1

The Company shall apply amounts borrowed by it under Facility A: (i) towards refinancing of the part of Existing Financial Indebtedness under the Existing Facility Documents (BRE) (including related fees, costs and expenses of such refinancing) and the Existing Facility Documents (Pekao) (including related fees, costs and expenses of such refinancing) and (ii) to finance general business purposes of the Company (but in the amount not higher than PLN 40,000,000).

3.1.2	Each Borrower shall apply all amounts borrowed by it under Facility B and Facility C towards financing the general business purposes of that Borrower.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

A Borrower may not deliver a Utilisation Request or file an Overdraft Instruction unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent to initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the relevant Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

4.2.1	The Lenders shall have no obligation to make the Advance available to the Borrowers or execute any Overdraft Payment unless on both the date of the relevant Utilisation Request and the relevant Utilisation Date (or the date of Overdraft Instruction and date of the requested Overdraft Payment):

(a)	no Default is continuing or would result from the proposed Advance, Letter of Credit or Overdraft Payment; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Advances

4.3.1	The Company may request only one Advance under Facility A.

4.3.2	The Company may not request that the Advance be divided.

4.4	Maximum number of Letters of Credit

Each Borrower may file any number of utilisation requests with respect of the Letters of Credit, always subject to the Available Facility.

4.5	Maximum number of Overdraft Instructions

Each Borrower may file any number of Overdraft Instructions, always subject to the Available Facility.

5.	UTILISATION OF FACILITY A

5.1	Delivery of a Utilisation Request

The Company may utilise Facility A by delivery to the Agent of one duly completed Utilisation Request not later than the Specified Time or such earlier time as may be acceptable to the Agent.

5.2	Completion of a Utilisation Request

5.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it relates to Facility A;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility A;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(d)	the proposed Interest Period complies with Clause 12 (Interest Periods).

5.2.2	Only one Advance may be requested in the Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in the Utilisation Request must be PLN.

5.3.2	The amount of the proposed Advance must be less than or equal to the Available Facility in respect of Facility A.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the requested Advance on the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in the Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.

5.5	Cancellation of the Available Facility

The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

6.	UTILISATION OF FACILITY B AND FACILITY C

6.1	No requirement for Utilisation Request

Subject to Clause 7, during the Availability Period the Borrowers may utilise Facility B and Facility C without submitting a Utilisation Request.

6.2	Overdraft Instruction

Facility B or Facility C shall be drawn by delivering Overdraft Instruction to the relevant Lender to debit the relevant Overdraft Bank Account in circumstances where a negative balance will arise on the Overdraft Bank Account or a negative balance will be increased up to the Available Facility in respect of Facility B or Facility C, respectively.

6.3	Completion of an Overdraft Instruction

Each Overdraft Instruction will not be regarded as having been duly completed unless:

6.3.1	it is made on a day that is a Business Day within the Availability Period applicable to Facility B or Facility C, respectively; and

6.3.2	the currency and amount of the Utilisation comply with 6.4 (Currency and amount) and Clause 2.2 (Technical Division of Facility B and Facility C).

6.4	Currency and amount

6.4.1	The currency specified in an Overdraft Instruction must be PLN.

6.4.2	There is no limit on the amount of any Overdraft Payment, always subject to relevant Available Facility.

6.5	Cancellation of the Available Facility

6.5.1	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6.5.2	The Facility C Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility C.

7.	UTILISATION OF FACILITY B AND FACILITY C BY WAY OF LETTERS OF CREDIT

7.1	Utilisation of Facility B and Facility C by way of Letters of Credit

7.1.1	Facility B and Facility C may also be utilised by way of Letters of Credit. Facility C may be utilised by way of Letters of Credits only up to the amount of PLN 5,000,000.

7.1.2	Clause 6 do not apply to Utilisations by way of Letters of Credit.

7.2	Conditions for utilisation

A Borrower may request that a Facility B or Facility C Lender issues a Letter of Credit in the Availability Period for Facility B and Facility C. Subject to Clauses 4.1, 4.2 and 4.4, a Borrower may request issuance of a Letter of Credit in accordance with the terms of regulations for issuance of bank guarantees of the relevant Lender.

7.3	Reduction of Available Commitment

The Letters of Credit issued pursuant to this Agreement will reduce the Available Commitment for Facility B or Facility C (as applicable), in the amounts in which the

Letters of Credits have been issued until the obligations of a Lender under the relevant Letter of Credit expire or are satisfied by the relevant Lender and a claim under a Letter of Credit is recovered pursuant to Clause 7.4 below.

7.4	Claims under the Letters of Credit

Each Borrower irrevocably and unconditionally authorise the Lenders to pay any claims under the Letter of Credits issued pursuant to this Agreement.

7.5	Debiting accounts

If a Lender pays any claims under a Letter of Credit each Borrower authorises such Lender to debit the relevant Overdraft Account with the amounts paid under such Letter of Credit.

7.6	Validity of Letters of Credit

7.6.1	Any Letters of Credit may be issued only during the Availability Period and for the period not longer than 12 Months (unless otherwise agreed between the relevant Original Lender and the relevant Borrower).

7.6.2	If validity of any Letter of Credit extends beyond the relevant Final Maturity Date, the relevant Borrower must provide a back to back bank guarantee or a cash collateral (in the amount of 120% of the amount of that Letter of Credit and in form satisfactory to the issuing Original Lender) to secure claims under such Letter of Credit not later than 3 Business Days before the Final Maturity Date.

7.6.3	If a Borrower fails to provide a back to back bank guarantee or a cash collateral as required pursuant to Clause 7.6.2, the relevant Original Lender shall be authorised to utilise Facility B or Facility C (whichever is provided by that Original Lender) to provide cash collateral for the Letters of Credit referred to in Clause 7.6.2.

7.7	Issuance of first Letter of Credit

The Issuance of the first Letter of Credit under this Agreement is conditional upon (i) delivery to the Borrowers and acceptance by the Borrowers of general terms and conditions relating to the bank guarantees by each of the Original Lenders or (ii) execution of any other arrangement between the relevant Borrower and the relevant Original Lender in relation to the Letters of Credit.

8.	REPAYMENT

8.1	Repayment of Facility A

The Company (or other Borrowers, as the case may be) shall repay Facility A in instalments by repaying on each Facility A Repayment Date (as described below) the amount set out opposite each Facility A Repayment Date below:

Facility A Repayment Date being the date falling the specified number of Months after the first Utilisation Date	Repayment Instalment being the amount due to be prepaid on the corresponding Repayment Date (or if less, the outstanding amount of Facility A)

Each 3 Months period starting from the 3rd Month ( and including) and ending on the 45th Month (and including)	PLN 7,500,000

48 Months	PLN 17,500,000

8.2	Repayment of the outstanding amounts on the Final Maturity Date

Notwithstanding Clause 8.1 (Repayment of Facility A), the Company shall repay Facility A in full on its Final Maturity Date.

8.3	No re-borrowing

The Company may not reborrow any part of Facility A which is prepaid or repaid.

8.4	Repayment of Facility B

The Borrowers shall repay Facility B in full on its Final Maturity Date.

8.5	Repayment of Facility C

The Borrowers shall repay Facility C in full on its Final Maturity Date.

9.	ILLEGALITY, PREPAYMENT AND CANCELLATION

9.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Advance or make any Overdraft Payment or maintain any Overdraft Outstanding Amount, and such unlawfulness cannot be avoided by the affected Lender taking steps reasonably available to it:

9.1.1	that Lender, shall promptly notify the Agent upon becoming aware of that event;

9.1.2	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

9.1.3	the Borrowers shall repay that Lender’s participation in the Utilisations made to the Borrowers on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Change of control

9.2.1	If the Investor cease to control (directly or indirectly) a Borrower:

(a)	such Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	the Lenders shall not be obliged to fund a Utilisation; and

(c)	the Lenders may, by not less than 30 days notice to the Obligors’ Agent, cancel the Facilities and declare the Advance and an Overdraft Outstanding Amounts, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, at which time the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

9.2.2	For the purpose of Clauses 9.2.1 above “control” means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of a Borrower; or

(ii)	appoint or remove all, or the majority, of the board members; or

(iii)	give directions with respect to the operating and financial policies of a Borrower which the board members or other executive officers of a Borrower are obliged to comply with; or

(b)	the holding of more than one-half of the issued share capital of a Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

9.3	Insurance Proceeds

9.3.1	For the purposes of this Clause 9.3 (Insurance Proceeds):

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any Borrower except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the CEDC Group to persons who are not members of the CEDC Group.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which a Borrower notifies the Agent are, or are to be, applied:

(a)	to meet a third party claim;

(b)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made; or

(c)	for the purchase of other fixed assets for the CEDC Group,

in each case as soon as possible (but in any event within 3 Months, or such longer period as the Majority Lenders may agree) after receipt.

9.3.2	The relevant Borrower shall prepay Advance by the amount of Insurance Proceeds in the order of application contemplated in Clause 9.3.3 and at the times contemplated in Clause 9.3.4.

9.3.3	A prepayment made under Clause 9.3.2 (Insurance Proceeds) shall be applied in the following order:

(a)	first, in prepayment of Advances under Facility A, to satisfy the obligations under Clause 8.1 (Repayment) in inverse chronological order; and

(b)	then, in repayment of Overdraft Outstanding Amounts.

9.3.4	The Borrowers shall prepay Advances (or Overdraft Outstanding Amounts) on the nearest last day of an Interest Period.

9.4	Voluntary prepayment of Facility A

9.4.1	The Company may, if it gives the Agent not less than ten Business Days’ (or such shorter period as all Lenders may agree) prior notice, prepay the whole or any part of Facility A (but, if in part, being an amount that reduces Facility A by a minimum amount of PLN 5,000,000).

9.4.2	Facility A may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

9.4.3	Any prepayment under this Clause 9.3 shall satisfy the obligations under Clause 8.1 (Repayment) in inverse chronological order.

10.	RESTRICTIONS

10.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, voluntary prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	Prepayment in accordance with Agreement

The Borrowers shall not repay or prepay all or any part of Facility A or cancel all or any part of an Available Facility except at the times and in the manner expressly provided for in this Agreement.

10.4	No reinstatement

No amount of any Facility cancelled under this Agreement may be subsequently reinstated.

11.	INTEREST

11.1	Calculation of interest (Facility A)

The rate of interest on the Advance for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

11.1.1	Margin;

11.1.2	WIBOR; and

11.1.3	Mandatory Costs (if any).

11.2	Calculation of interest (Facility B and Facility C)

The rate of interest on the Overdraft Outstanding Amounts for each Interest Period shall be calculated for each day during an Interest Period in relation to the Overdraft Outstanding Amount and is the percentage per annum which is the aggregate of the applicable:

11.2.1	Margin;

11.2.2	WIBOR; and

11.2.3	Mandatory Costs (if any).

11.3	Payment of interest

On the last day of each Interest Period the relevant Borrower shall pay accrued interest on the Advance and an Overdraft Outstanding Amounts which that Interest Period relates. Any payment of accrued interest in relation to any Overdraft Outstanding Amount may be paid by causing or increasing a negative balance in the relevant Overdraft Account, without a need to file an Overdraft Instruction (but always subject to Available Facility).

11.4	Default interest

11.4.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 11.4.2 below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Advance or an Overdraft Payment in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.4 shall be immediately payable by the Obligor on demand by the Agent.

11.4.2	If any overdue amount consists of all or part of the Advance or an Overdraft Payment which became due on a day which was not the last day of an Interest Period relating to that Advance or Overdraft Payment:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Advance or Overdraft Payment; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

11.4.3	Default interest (if unpaid) arising on any overdue amount under a Facility will be compounded with the overdue amount under that Facility at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.5	Notification of rates of interest

The Agent shall promptly notify the Company of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Length of Interest Periods

12.1.1	The Interest Periods for Facility A shall be three Months only.

12.1.2	The Interest Periods for Facility B and Facility C shall be one Month only.

12.1.3	An Interest Period for the Advance or an Overdraft Outstanding Amount shall not extend beyond the Final Repayment Date applicable to its Facility.

12.1.4	The first Interest Period for a Facility A Advance shall start on the Utilisation Date. Any Interest Period other than the first one shall start on the last day of the preceding Interest Period.

12.1.5	The first Interest Period for an Overdraft Outstanding Amount shall start on the date of the first Overdraft Payment and end on the last day of calendar month in which that Overdraft Payment was made. Any Interest Period other than the first one shall start on the last day of the preceding Interest Period. For the avoidance of doubt the last day of an Interest Period shall be counted only once.

12.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations

Subject to Clause 13.2 (Market disruption), if WIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable WIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption

13.2.1	If a Market Disruption Event occurs in relation to the Advance or an Overdraft Outstanding Amount for any Interest Period, then the rate of interest on that each Lender’s share of the Advance or an Overdraft Outstanding Amount for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding that Advance or Overdraft Outstanding Amount from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any

13.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine WIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London or Warsaw on the Quotation Day for the relevant Interest Period, the Agent determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of WIBOR.

13.3	Alternative basis of interest or funding

13.3.1	If a Market Disruption Event occurs and the Agent or the Obligor’s Agent so requires, the Agent and the Obligor’s Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

13.3.2	Any alternative basis agreed pursuant to sub-clause 13.3.1 above shall be binding on all Parties.

13.4	Break Costs

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Advance or

Unpaid Sum being paid by that Borrowers on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

14.	FEES

14.1	Commitment fee

14.1.1	The Borrowers shall pay to the relevant Lender a commitment fee in PLN computed at the rate of:

(a)	0.15 per cent, per annum on the Available Facility under Facility B for the Availability Period applicable to Facility B; and

(b)	0.15 per cent, per annum on the Available Facility under Facility C for the Availability Period applicable to Facility C.

14.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of an Available Facility at the time the cancellation is effective.

14.2	Up-front fee

14.2.1	The Borrowers shall pay to the Original Lenders an up-front fee in PLN computed at the rate of: (i) 0.40 per cent. of the Total Facility A Commitment and (ii) 0.15 per cent of the Total Facility B Commitments and the Total Facility C Commitments on the earlier of:

(a)	the first Utilisation Date; and

(b)	ten (10) days after the date of this Agreement.

14.2.2	The amount of each Original Lender’s share of the up-front fee will be its pro rata share in the relevant Total Commitments.

14.3	Agency fee

Not later than three (3) days after the date of this Agreement and on each anniversary of this Agreement, the Company shall pay to the Agent (for its own account) an agency fee in amount of PLN 10,000.

14.4	Letters of Credit fees

The Borrowers shall pay fees for issuing each Letter of Credit in accordance with relevant tables of fees of the Original Lenders. or as otherwise agreed between the relevant Borrower and the relevant Original Lender.

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Definitions

15.1.1	In this Agreement:

(a)	“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of the Advance or an Overdraft Outstanding Amount under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank making the Advance or an Overdraft Payment order under a Finance Document; or

(B)	in respect of the Advance or an Overdraft Outstanding Amount made under a Finance Document by a person that was a bank at the time that that Advance or relevant Overdraft Payment was made,

(C)	and which is within the charge to Polish corporation tax as respects any payments of interest made in respect of that advance;

(ii)	a Lender which is a company resident in Poland for Polish tax purposes in relation to a Facility; or

(iii)	a Treaty Lender.

(b)	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

(c)	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

(d)	“Tax Payment” means either the increase in a payment made by an Obligor to a Lender under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

(e)	“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in Poland through a permanent establishment with which a Lender’s funding of the Advance or on Overdraft Outstanding Amount is effectively connected.

(f)	“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Republic of Poland which makes provision for full exemption from tax imposed by the Republic of Poland on interest.

15.1.2	Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

15.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

15.2.2	The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

15.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

15.2.4	An Obligor is not required to make an increased payment to a Lender under sub-clause 15.2.3 above for a Tax Deduction in respect of tax imposed by the Republic of Poland from a payment of interest on the Advance or an Overdraft Outstanding Amount, if on the date on which the payment falls due:

(a)	the payment could have been made to a Lender without a Tax Deduction if it was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(b)	a Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to such Lender without the Tax Deduction had that Lender complied with its obligations under sub-clause 15.2.7 below.

15.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

15.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof), or if unavailable evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.2.7	If the Lender is a Treaty Lender then the Lender and each Obligor which makes a payment to the Lender shall, upon specific written request, co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

15.3	Tax indemnity

15.3.1	The Borrowers shall (within three Business Days of demand by the Agent) pay to the Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

15.3.2	Sub-clause 15.3.1 above shall not apply:

(a)	with respect to any Tax assessed on the Finance Party:

(b)	under the law of the jurisdiction in which such Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Finance Party is treated as resident for tax purposes; or

(c)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Finance Party; or

(d)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in sub-clause 15.2.4 of Clause 15.2 (Tax gross-up) applied.

15.3.3	If a Finance Party makes or intends to make a claim under sub-clause 15.3.1 above, such Finance Party shall promptly notify the Agent of the event which will give, or has given, rise to the claim.

15.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

15.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

15.4.2	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration, tax on civil law transactions and other similar Taxes payable in respect of any Finance Document.

15.6	Value added tax

15.6.1	All amounts set out, or expressed to be payable under a Finance Document by an Obligor to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to sub-clause 15.6.2 below, if VAT is chargeable on any supply made by any Finance Party to an Obligor under a Finance Document, that Obligor shall pay to that Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to that Obligor).

15.6.2	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

15.6.3	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Increased costs

16.1.1	Subject to Clause 16.4 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

16.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document, and that cannot be avoided by such Finance Party or Affiliate taking steps reasonably available to it.

16.2	Increased cost claims

If a Finance Party intends to make a claim pursuant to Clause 16.1 (Increased costs), it shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

16.3	Bank Guarantee Fund Fee

16.3.1	A Lender may, after paying any amount in respect of the Bank Guarantee Fund Fee, notify the Borrowers thereof (certifying the amount of each payment).

16.3.2	The Borrowers shall, within five Business Days of notification from a Lender, pay for the account of such Lender the amount of the Bank Guarantee Fund Fee, as specified by such Lender in such notification.

16.4	Exception

16.4.1	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 15.3.2 of Clause 15.3 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

16.4.2	In this Clause 16.4, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

17.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

17.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

17.2.1	The Borrowers shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Advance or an Overdraft Payment requested by a Borrower in a Utilisation Request or Overdraft Instruction but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party); or

(d)	the Advance (or part of the Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

17.2.2	The Borrowers shall promptly indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

18.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 15 (Tax gross-up and indemnities), Clause 16 (Increased costs), or definition of Mandatory Cost including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

18.1.2	Sub-clause 18.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

18.2.1	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

18.2.2	No Finance Party is obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction legal expenses

The Borrowers shall promptly on demand pay each Finance Party the amount of all reasonable costs of establishing the Transaction Security and legal costs and expenses (capped in the case of the costs of Polish counsel at the amount agreed in the engagement letter between the Agent and the Agent’s Polish counsel dated 17 November 2010 with amendments, if any) incurred by it in connection with the negotiation, preparation and execution of:

19.1.1	this Agreement and any other documents referred to in this Agreement; and

19.1.2	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

19.2.1	If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.10 (Change of currency),

the Borrowers shall, within three Business Days of demand, reimburse each relevant Finance Party for the amount of costs and expenses (including legal fees) reasonably incurred by such Finance Party in responding to, evaluating, negotiating or complying with that request or requirement up to the amount agreed upfront between the such Finance Party and the Borrowers.

19.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

20.1.1	Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees up to the maximum amount of PLN 495.000,000 (four hundred ninety five million zlotys) to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party (a) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal or (b) by operation of law. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover under the Finance Documents.

20.1.2	The guarantee granted under this Clause 20.1 shall expire on 31 December 2015.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

20.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

20.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences

20.4.1	The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

20.4.2	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

20.4.3	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document;

20.4.4	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

20.4.5	any insolvency or similar proceedings.

20.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring a Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations

20.6.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.7	Deferral of Guarantors’ rights

20.7.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.7.2	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer to same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

20.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

20.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

20.8.2

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise)

of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.	REPRESENTATIONS

21.1	General

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party.

Status, authorisations and governing law

21.2	Status

21.2.1	It and each of its Subsidiaries is duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation.

21.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations

21.3.1	Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Non-conflict with other obligations

21.4.1	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, including, without limitation, the Indenture.

21.5	Power and authority

21.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

21.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

21.6	Validity and admissibility in evidence

21.6.1	All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction,

(c)	have been obtained or effected and are in full force and effect.

21.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the CEDC Group have been obtained or effected and are in full force and effect.

21.7	Governing law and enforcement

21.7.1	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

21.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

No insolvency, default or tax liability

21.8	Insolvency

No:

21.8.1	corporate action, legal proceeding or other procedure or step described in Clause 25.8 (Insolvency proceedings); or

21.8.2	creditors’ process described in Clause 25.9 (Creditors’ process),

has been taken or, to the knowledge of the Investor, threatened in relation to it and none of the circumstances described in Clause 25.7 (Insolvency) applies to it.

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, tax on civil law transactions, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (except registration of the Share Pledges and payment of associated fees) and which registrations, filings and fees will be made and paid promptly after the date of the relevant Finance Document.

21.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.11	No default

21.11.1	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

21.11.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.12	Taxation

21.12.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of PLN 1,250,000 (or its equivalent in any other currency) or more.

21.12.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of PLN 1,250,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

21.12.3	It is resident for Tax purposes only in the jurisdiction of its incorporation.

Provision of information - general

21.13	No misleading information

21.13.1	Save as disclosed in writing to the Agent prior to the date of this Agreement:

(a)	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Budget has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Budget have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Investor;

(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect; and

(f)	all other written information provided by any Borrower or the Investor to the Agent was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

21.14	Original Financial Statements

21.14.1	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied. However in the case of quarterly statements, normal year end adjustments were not made.

21.14.2	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant financial quarter.

21.14.3	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

21.14.4	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Investor) since the date of the Original Financial Statements.

21.14.5	Its most recent financial statements delivered pursuant to Clause 22.3 (Financial Statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

21.14.6	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

21.14.7	Since the date of the most recent financial statements delivered pursuant to Clause 22.3 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group.

No proceedings or breach of laws

21.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor and/or its Subsidiaries (or against the directors of any Obligor).

21.16	No breach of laws

21.16.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has could reasonably be expected to have a Material Adverse Effect.

21.16.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or could reasonably be expected to have a Material Adverse Effect.

21.17	Environmental laws

21.17.1	Each Borrower is in compliance with Clause 24.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

21.17.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against a Borrower where that claim has or could reasonably be expected, if determined against it, to have a Material Adverse Effect.

Security and ownership of assets

21.18	Security and Financial Indebtedness

21.18.1	No Security or Quasi-Security exists over all or any of the present or future assets of each Borrower other than as permitted by this Agreement.

21.18.2	No Borrower has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.18.3	After repayment of Financial Indebtedness under the Existing Facility Documents (BRE) and the Existing Facility Documents (Pekao), the Financial Indebtedness of the Borrower shall be set forth in Schedule 11.

21.19	Ranking

Other than as provided in the Intercreditor Agreement, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking Security.

21.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, subject to Permitted Security.

21.21	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security, subject to Permitted Security.

21.22	Shares

The shares in each Borrower which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the Borrowers do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the CEDC Group (including any option or right of pre-emption or conversion).

21.23	Intellectual Property

21.23.1	It and each of its Subsidiaries, except as has or is reasonably likely to have no Material Adverse Effect:

(a)	is the sole legal and beneficial owner, subject to Permitted Security, of or has licensed to it on normal commercial terms all the intellectual property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Budget;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any intellectual property of any third party in any respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material intellectual property owned by it.

21.23.2	There are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ intellectual property which could reasonably be expected to have a Material Adverse Effect.

Provision of information - Group

21.24	Group Structure Chart

When delivered, the Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent to initial Utilisation) shall be true, complete and accurate in all material respects and shall show the following information:

21.24.1	each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating if it is not a company with limited liability; and

21.24.2	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

21.25	Obligors

21.25.1	The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Original Obligors, the Russian Guarantors and any Additional Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of EBITDA of the Group.

21.25.2	The aggregate gross assets and the aggregate net assets of the Original Obligors, the Russian Guarantors and any Additional Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of the consolidated gross assets and, respectively, net assets of the Group.

Miscellaneous

21.26	Centre of main interests and establishments

21.26.1	It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in its jurisdiction of incorporation, other than the Investor which has its “centre of main interests” in Poland.

21.26.2	It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction, other than the Investor which has an “establishment” in the United States of America and the Russian Guarantors which have an “establishment” in the Russian Federation.

21.27	No adverse consequences

21.27.1	It is not necessary under the laws of its Relevant Jurisdiction:

(a)	in order to enable a Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

(c)	that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdiction.

21.28	Bank Accounts

No Borrower has any bank account other than the Overdraft Bank Accounts, a bank notified to the Agent prior to the date of this Agreement or a bank account notified to the Agent pursuant to Clause 24.24.

21.29	Times when representations made

21.29.1	All the representations and warranties in this Clause 21 are made by each Original Obligor on the date of this Agreement.

21.29.2	All the representations and warranties in this Clause 21 are deemed to be made by each Original Obligor on the first Utilisation Date.

21.29.3	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request or Overdraft Instruction, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a)-(e) of Clause 21.14 (Original Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

21.29.4	All the representations and warranties in this Clause 21 except Clause 21.13 (No misleading information) and Clause 21.24 (Group Structure Chart) are deemed to be made by each Additional Guarantor on the day on which it becomes an Additional Guarantor.

21.30	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

22.	INFORMATION UNDERTAKINGS

22.1	The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.2	In this Clause 22:

22.2.1	“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Clauses 22.3.1(a) to 22.3.1(c) (Financial statements).

22.2.2	“Quarterly Financial Statements” means the financial statements delivered pursuant to Clause 22.3.1(d) (Financial statements).

22.3	Financial statements

56

22.3.1	The Investor shall supply to the Agent:

(a)	its audited consolidated financial statements for that Financial Year as soon as they are available, but in any event within 60 days after the end of each of its Financial Years;

(b)	the audited financial statements of each Borrower for that Financial Year as soon as they are available, but in any event within 180 days after the end of each of its Financial Years;

(c)	the audited financial statements of any other Obligor (or if the preparation of audited financial statements is not required pursuant the relevant law the financial statements may be delivered in a form appropriate under such relevant law) for that Financial Year if requested by the Agent as soon as they are available, but in any event within a reasonable time after the end of that Obligor’s Financial Year; and

(d)	as soon as they are available, but in any event within 45 days after the end of first three financial quarters in each calendar year (and 60 days after the fourth financial quarter in each calendar year) of each of its Financial Years:

(i)	its consolidated financial statements for that financial quarter; and

(ii)	the stand-alone accounts of each Borrower for that financial quarter.

22.4	Provision and contents of Compliance Certificate

22.4.1	The Investor shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

22.4.2	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) and the Margin computations set out in the definition “Margin” as at the date as at which those financial statements were drawn up.

22.4.3	Each Compliance Certificate shall be signed by two directors or officers of the Investor and, if requested by the Agent, shall be reported on by the Investor’s Auditors in the form agreed by the Investor and the Agent. If the Agent request reporting on the Compliance Certificate by the Investor’s Auditors, the costs of such report shall be borne (i) by the Investor if the computations contained in such Compliance Certificate materially differ from computations provided in the report of Investor’s Auditors or (ii) in equal parts by the Investor and the Agent if the computations contained in such Compliance Certificate do not differ materially from computations provided in the report of Investor’s Auditors.

22.5	Requirements as to financial statements

57

22.5.1	The Investor shall procure that each set of Annual Financial Statements, and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Investor shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

22.5.2	Each set of financial statements delivered pursuant to Clause 22.3 (Financial statements):

(a)	shall be certified by a director or officers of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements; and

(b)	shall be prepared using the Accounting Principles.

22.5.3	If a Default is continuing and the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Investor. In this event, the Investor must ensure that the Auditors are authorised (at the expense of the Investor):

(a)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(b)	to disclose to the Agent any information which the Agent may reasonably request.
22.6	Budget

22.6.1	The Investor shall supply to the Agent, as soon as the same becomes available but in any event within 30 days before the start of each of its Financial Years, an annual Budget for that financial year.

22.6.2	The Investor shall ensure that each Budget:

(a)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected disposals and projected capital expenditure for the Group and projected financial covenant calculations for the financial year to which the Budget relates. The projections shall relate to the 12 month period comprising that Financial Year;

(b)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 22.3 (Financial statements); and

(c)	has been approved by the board of directors of the Investor.

22.6.3	If the Budget is updated or changed, the Investor shall promptly deliver to the Agent such updated or changed Budget together with a written explanation of the main changes in that Budget.

22.7	Information: miscellaneous

22.7.1	The Investor shall supply to the Agent:

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Investor or any Borrower to its creditors generally (or any class of them) but, for the avoidance of doubt, not if dispatched only to a single creditor, unless such information is available on the Investor’s website, the SEC’s EDGAR database or publicly filed with the Warsaw Stock Exchange;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the CEDC Group (or against the directors of any member of the CEDC Group), and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding PLN 30,000,0000 (or its equivalent in other currencies);

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the CEDC Group and/or any member of the CEDC Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the CEDC Group and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as the Agent may reasonably request;

(d)	promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any member of the CEDC Group which is referred to in Clause 24.4 (Environmental claims) or which would involve a potential liability or expenditure exceeding PLN 3,000,000 (or its equivalent in any currency or currencies); and

(e)	promptly, such information as the Agent may reasonably require (that the Agent may reasonably require) about assets subject to the Transaction Security and compliance of the Obligors with the terms of any Transaction Security Documents.

22.8	Notification of default

22.8.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.8.2	Promptly upon a request by the Agent, the Investor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.9	“Know your customer” checks

22.9.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment by the Lender of any of its rights under this Agreement,

(d)	obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.9.2	A Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

22.9.3	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges a Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of such Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Lender (for itself or on behalf of any prospective new Lender) in order for such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

23.	FINANCIAL COVENANTS

23.1	Financial definitions

In this Clause 23 terms have the meanings set out below:

23.1.1	“Calculation Date” means the last day of the Calculation Period falling on every 31 March, 30 June, 30 September, 31 December of each year until Final Maturity Date. The first Calculation Date falls on 31 December 2010.

23.1.2	“Calculation Period” means each period of twelve months immediately preceding the Calculation Date and ending on the Calculation Date.

23.1.3	“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

23.1.4	“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

23.1.5	“Consolidated Coverage Ratio” means, in a given Calculation Period, the ratio of EBITDA to the Fixed Charges of the Group. In addition, for purposes of calculating the Consolidated Coverage Ratio:

(a)	acquisitions that have been made by the specified Person or any of its subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and consolidated cash flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(b)	the consolidated cash flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its subsidiaries following the Calculation Date.

23.1.6	“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(a)	the Net Income (but not loss) of any Person that is not a subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a subsidiary of the Person;

(b)	the cumulative effect of a change in accounting principles will be excluded;

(c)	any currency translation gains and losses related to currency re-measurements of Indebtedness, any net loss or gain resulting from hedging transactions for currency exchange risk will be excluded, and any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1, Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement) will be excluded;

(d)	any expenses, charges or other costs related to the offering of notes issued pursuant to the Indenture (including amortization of any such expenses, charges or other costs that have been capitalized) and any other issuance of Equity Interests of the Investor or debt financing will be excluded;

(e)	any adjustments to the initial purchase price allocation for acquisitions done after the initial assessment period to the extent such items were included in Consolidated Net Income will be excluded;

(f)	any gain or loss realized upon the sale or other disposition of any asset which is not sold or otherwise disposed of in the ordinary course of business will be excluded;

(g)	any item classified as a restructuring, direct acquisition related expense, extraordinary or other non-operating gain or loss, including the costs of and accounting for, financial instruments will be excluded;

(h)	any impairment loss relating to goodwill or other intangible assets will be excluded; and

(i)	any premium, penalty, or fee paid in relation to any repayment, prepayment, redemption or purchase of debt will be excluded.

23.1.7	“EBITDA” means, for each Calculation Period, the Consolidated Net Income of Investor, including without duplication:

(a)	provision for taxes based on income or profits of Investor and its subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)	the Fixed Charges of Investor and its subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)	depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of Investor and the subsidiaries (including amortization of capitalized debt issuance costs for such period and any non - cash compensation expense, realized for grants of stock options or other rights to officers, directors and employees), all of the foregoing determined on a consolidated basis in accordance with GAAP; plus

(d)	minority interests to the extent that such minority interests were deducted in computing Consolidated Net Income; minus

(e)	to the extent they increase Consolidated Net Income, net after-tax exceptional or non- recurring gains; plus

(f)	to the extent they decrease Consolidated Net Income, net after-tax exceptional or non- recurring losses; minus

(g)	to the extent they increase Consolidated Net Income, non-cash items (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods and excluding the accrual of revenue in the ordinary course of business) for such period.

23.1.8	“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

23.1.9	“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)

the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt (in respect of sale/leaseback arrangements), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations in respect of interest rates; plus

(b)	the consolidated interest expense of such Person and its subsidiaries that was capitalized during such period; plus

(c)	any interest on Financial Indebtedness of another person that is guaranteed by such person or one of its subsidiaries or secured by a lien on assets of such person or one of its subsidiaries, whether or not such guarantee or lien is called upon; plus

(d)	the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its subsidiaries, other than dividends on equity interests payable solely in equity interests of the Investor (other than Disqualified Stock) or to the Investor or a subsidiary of the Investor; times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Investor, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP. This definition includes “grossed up” preferred dividends as Fixed Charges; plus

(e)	any expenses, charges or other costs related to the offering of the Notes issued pursuant to the Indenture (or any amortization thereof) and included in such period in computing Fixed Charges; minus

(f)	any amortization of deferred charges resulting from the application of Accounting Principles Board Opinion No. APB 14-1—Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (including partial cash settlement).

23.1.10	“GAAP” means generally accepted accounting principles applicable in the United States as in effect from time to time.

23.1.11	“Net Debt” means any interest bearing debt (especially any credit facilities, loans, obligations resulting from the financial transactions as well as any indebtedness under notes issued pursuant to the Indenture) minus any cash positions reported in the balance sheet.

23.1.12	“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any asset sale by such Person or any of its subsidiaries; (b) the disposition of any securities by such Person or any of its subsidiaries or (c) the extinguishment of any Indebtedness of such Person or any of its subsidiaries; and

(b)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

23.1.13	“Net Leverage Ratio” means, in a given Calculation Period, the ratio of Net Debt of the Group on the last day of that Calculation Period to EBITDA. In addition, for purposes of calculating the Net Leverage Ratio:

(a)	acquisitions that have been made by the specified Person or any of its subsidiaries, including through mergers, consolidations, amalgamations or other business combinations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and consolidated cash flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(b)	the consolidated cash flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its subsidiaries following the Calculation Date.

23.1.14	“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

23.1.15	“Regulation S” means Regulation S promulgated under the Securities Act.

23.1.16	“Securities Act” means the U.S. Securities Act of 1933, as amended.

23.2	Financial condition

23.2.1	The Obligors shall ensure that all time starting from the date of this Agreement:

(a)	the Consolidated Coverage Ratio in respect of any Calculation Period shall not be less than 2:1; and

(b)	the Net Leverage Ratio in respect of any Calculation Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Calculation Period.

Column 1	Column 2
Calculation Period	Ratio
Calculation Period ending on 31 December 2010 and 31 March 2011	5:1

Calculation Period ending on 30 June 2011, 30 September 2011, 31 December 2011 and 31 March 2012	4.5:1

Calculation Period ending on 30 June 2012 and 30 September 2012	4:1

Calculation Period ending on 31 December 2012 and 31 March 2013	3.5:1

Calculation Period ending on 30 June 2013 and each subsequent Calculation Date	3:1

23.3	Financial testing

The financial covenants set out in Clause 0 (Financial condition) shall be tested for each Calculation Period ending on each Calculation Date by reference to each of the relevant financial statements and/or the relevant Compliance Certificate delivered pursuant to Clause 22.4 (Provision and contents of Compliance Certificate).

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Available Facility is greater than zero.

Authorisations and compliance with laws

24.1	Authorisations

24.1.1	Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent if so requested by the Agent (acting reasonably) of,

(c)	any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(d)	enable it to perform its obligations under the Finance Documents;

(e)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(f)	enable it or any member of the CEDC Group to own its assets and to carry on its business, trade and ordinary activities as currently conducted where failure to obtain or comply with those Authorisations is reasonably likely to have a Material Adverse Effect.

24.2	Compliance with laws

Each Obligor shall (and the Investor shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply, has or is reasonably likely to have a Material Adverse Effect.

24.3	Environmental compliance

Each Borrower shall:

24.3.1	comply with all Environmental Law;

24.3.2	obtain, maintain and ensure compliance with all requisite Environmental Permits;

24.3.3	comply with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the CEDC Group or on which any member of the CEDC Group has conducted any activity; and

24.3.4	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.4	Environmental claims

Each Borrower shall, promptly upon becoming aware of the same, inform the Agent in writing of:

24.4.1	any Environmental Claim against any member of the CEDC Group which is current, pending or threatened which would involve a potential liability or expenditure exceeding PLN 3,000,000 (or its equivalent in any currency or currencies); and

24.4.2	any facts or circumstances which are reasonably likely to result in any such Environmental Claim being commenced or threatened against any member of the CEDC Group,

where such claim, if determined against that member of the CEDC Group, has or is reasonably likely to have a Material Adverse Effect.

24.5	Taxation

Each Obligor shall (and each Obligor shall ensure that each member of the CEDC Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

24.5.1	such payment is being contested in good faith;

24.5.2	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 22.3 (Financial statements); and

24.5.3	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

Restrictions on business focus

24.6	Merger

No Borrower shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

24.7	Change of business

The Investor shall procure that no material change is made to the general nature of the business of the Investor or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

24.8	Acquisitions

24.8.1	Except as permitted under Clause 24.8.2 below, no Borrower shall:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

24.8.2	Clause 24.8.1 above does not apply to a Permitted Transaction or an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company if:

(a)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition (other than by breach of this clause);

(b)	the acquired company, business or undertaking is engaged in a business substantially the same as that carried on by the Group; and

(c)	the acquisition does not and is not reasonably likely to have a Material Adverse Effect.

24.9	Joint ventures

24.9.1	Except as permitted under Clause 24.9.2 below, no Borrower shall:

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

24.9.2	Clause 24.9.1 above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:

(a)	no Default is continuing on the closing date for the acquisition, transfer, loan or guarantee or would occur as a result of the acquisition, transfer, loan or guarantee (other than by breach of this clause);

(b)	the Joint Venture is to be engaged in a business substantially the same as that carried on by the Group ; and

(c)	the acquisition, transfer, loan or guarantee does not and is not reasonably likely to have a Material Adverse Effect.

Restrictions on dealing with assets and Security

24.10	Preservation of assets

Each Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

24.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of each Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.12	Negative pledge

24.12.1	In this Clause 24.12, “Quasi-Security” means a transaction described in Clause 24.12.2(c) below.

24.12.2	Except as permitted under Clause 24.12.3 below:

(a)	The Investor shall not (and the Investor shall ensure that no other member of the Group will) create or permit to subsist any Security over the share capital of a Borrower.

(b)	No Borrower shall create or permit to subsist any Security over any of its assets.

(c)	No Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, other than in the ordinary course of business;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

(v)	in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

24.12.3	Clauses 24.12.2(a) to 24.12.2(c) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(a)	Permitted Security;

(b)	a Permitted Transaction;

(c)	Existing Security over an asset of a member of the Group that becomes an asset of a Borrower as a result of a Permitted Transaction

(d)	Security over the shares of Peulla given by Borrower 1 pursuant to the Indenture, as a result of Peulla becoming a guarantor under the Indenture, provided that at such time as Peulla becomes a guarantor under the Indenture, the Investor shall cause the Whitehall Guarantors to become Additional Guarantors hereunder.

24.12.4	Except as permitted under Clause 24.12.5 below, each Borrower shall ensure that no entity within the CEDC Group shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

24.12.5	Clause 24.12.4 above does not apply to any sale, lease, transfer or other disposal which is:

(a)	a Permitted Disposal; or

(b)	a Permitted Transaction.

24.13	Arm’s length basis

24.13.1	Except as permitted by Clause 24.13.2 below or excluded under the “Permitted Disposal” definition, each Obligor shall not enter into any transaction with any person except on arm’s length terms and for full market value.

24.13.2	The following transactions shall not be a breach of this Clause 24.13:

(a)	intra-Group loans permitted under Clause 24.14 (Loans or credit);

(b)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Lenders;

(c)	guarantees otherwise permitted by Clauses 24.14 and 24.15 and payment of any dividends; and

(d)	any Permitted Transactions.

Restrictions on movement of cash - cash out

24.14	Loans or credit

24.14.1	Except as permitted under Clause 24.14.2 below, no Borrower shall be a creditor in respect of any Financial Indebtedness.

24.14.2	Clause 24.14.1 above does not apply to:

(a)	any trade credit extended by a Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	a loan made by a Borrower to another Obligor or to another member of the Group; or

(c)	any Financial Indebtedness incurred as of the date of this Agreement; or

(d)	a Permitted Transaction.

24.15	No Guarantees or indemnities

24.15.1	Except as permitted under Clause 24.15.1 below, no Borrower shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

24.15.2	Clause 24.15.1 does not apply to a guarantee which is:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the CEDC Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee permitted under Clause 24.17 (Financial Indebtedness);

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(e)	any guarantee incurred as of the date of this Agreement; or

(f)	a Permitted Transaction or Permitted Financial Indebtedness.

24.16	Dividends

The Investor shall not pay, make or declare any dividend except as permitted by the Indenture (as in force on the date of this Agreement). If the Indenture shall not be in full force and effect during any period prior to the Final Maturity Date, during such period the Investor shall not pay, make or declare any dividend until the parties have agreed on an amendment to this Agreement that provides the Lenders comparable protection as the relevant provision in the Indenture, or otherwise as the Lenders and the Investor may agree.

Restrictions on movement of cash - cash in

24.17	Financial Indebtedness

24.17.1	Except as permitted under Clause 24.17.2 below, no Borrower shall incur or allow to remain outstanding any Financial Indebtedness.

24.17.2	Clause 24.17.1 above does not apply to Financial Indebtedness which is:

(a)	Permitted Financial Indebtedness; or

(b)	a Permitted Transaction.

24.17.3	No Borrower shall issue any shares except pursuant to an issue of shares to its immediate Holding Company where the newly-issued shares also become subject to the Transaction Security on the same terms.

Miscellaneous

24.18	Insurance

24.18.1	Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

24.18.2	All insurances must be with reputable independent insurance companies or underwriters.

24.19	Intellectual Property

24.19.1	Each Borrower shall (and the Company shall procure that each CEDC Group member will):

(a)	preserve and maintain the subsistence and validity of the intellectual property necessary for the business of the relevant CEDC Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of such intellectual property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain such intellectual property in full force and effect and record its interest in that intellectual property; and

(d)	not use or permit such intellectual property to be used in a way or take any step or omit to take any step in respect of that intellectual property which may materially and adversely affect the existence or value of that intellectual property or imperil the right of any member of the CEDC Group to use such property.

24.20 Amendments

24.20.1 The	Investor shall not (and the Investor shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Agent pursuant to Clauses 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Obligors) except in writing:

(a)	in accordance with the provisions of Clause 36 (Amendments and Waivers) or of the Intercreditor Agreement; or

(b)	in a way which not be reasonably expected materially and adversely to affect the interests of the Lenders.

24.20.2	The Company shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in Clauses 24.20.1(a) to 24.20.1(b) above.

24.21	Treasury Transactions

24.21.1	No Borrower shall enter into any Treasury Transaction, other than:

(a)	interest rate hedging transactions entered into not for speculative purposes;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the CEDC Group and not for speculative purposes.

24.22	Transactions with the Lenders

24.22.1	Starting from the date falling 2 Months after the date of this Agreement, each Borrower shall (and the Investor shall ensure that each member of the Group incorporated under Polish law will):

(a)	carry out its own monetary (including, among others, home banking, deposits, transfers, cash management) and ,

(b)	carry out its own treasury transactions (including, among others, currency exchange (spot and forward) and hedging transactions); and

(c)	request guarantees and letters of credit

(jointly “Banking Transactions”)

only with the Lenders, in pro rata share (in each of the categories referred to in paragraphs (a), (b) and (c) above) to their share in the entire financing of the Financial Indebtedness of the Borrowers (subject to an admissible 5% divergence from the agreed proportion), provided that the conditions offered to the Borrowers are comparable to the market conditions at that time. Each Lender will ensure that all Banking Transactions are carried out on terms no less favourable than those offered by that Lender to its other corporate clients who are comparable (in terms of the volume of transactions, nature and object of the client’s business) to the Borrowers and the other members of the Group.

24.22.2	Fulfilment of the obligations referred to in Clause 24.22.1 shall be tested for each period ending on 30 June and 31 December each year and shall be based on the relevant Compliance Certificate. If the proportion referred to in Clause 24.22.1 is disrupted, the disruption should be remedied during the next testing period.

24.22.3	Each Borrower shall (and the Company shall ensure that each member of the Group in Poland will) provide each Lender on its request with all information on the Banking Transactions (and authorises the Lenders to provide such information to each other on a reciprocal basis).

24.23	Obligors

24.23.1	The Investor shall ensure that at all times:

(a)	the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of EBITDA of the Group; and

(b)	the aggregate gross assets and the aggregate net assets of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 50% of the consolidated gross assets and, respectively, net assets of the Group, provided the ratios referred to above shall be tested for the first time after the accession of the Russian Guarantors.

24.23.2	At the time of provision of the Compliance Certificate in connection with the Annual Financial Statements, the Investor shall deliver to the Agent an updated Group Structure Chart which indicates the sources of the EBITDA and the aggregate gross assets and the aggregate net assets within the Group.

24.24	Bank accounts

Each Borrower must:

24.24.1	notify to the Agent details of each new bank account (name of the bank or financial institution, bank account number and bank purpose) to be opened for that Borrower within 10 Business Days after such bank account is opened; and

24.24.2	notify to the Agent any changes to the information regarding bank accounts to be supplied to the Agent before the date of this Agreement or pursuant to this Clause 24.24 within 10 Business Days after such change has occurred.

24.25	Further assurance

24.25.1	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of a Lender provided by or pursuant to the Finance Documents or by law;

(b)	to confer on a Lender Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

24.25.2	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on a Lender by or pursuant to the Finance Documents.

24.26	Conditions subsequent

24.26.1	Each Borrower must ensure that each Transaction Security in favour or to the benefit of a Lender is punctually perfected, filed, notified or registered (as applicable) within the periods set out in the relevant Transaction Security Documents, and in particular that:

(a)	the registered pledges intended to be created over the relevant shares under the relevant Security Documents governed by Polish law are registered within 3 Months from the date hereof pursuant to final and binding court’s decisions;

(b)	all notices, powers of attorney and entries required under the relevant Security Documents have been properly executed and evidence to this effect has been received by the Agent; and

(c)	all acknowledgements required under the relevant Transaction Security Documents have been properly executed and received by the Agent.

Each of the documents must be in form and substance satisfactory to the Agent.

24.26.2	The Borrowers and the Investor must ensure that not later than on 31 January 2011 the Russian Guarantors accede to this Agreement as Additional Guarantors and provide a computation (as at the end of third quarter of 2010) as to the sources of EBITDA, the aggregate gross assets and the aggregate net assets and the turnover within the Group.

24.26.3	The Borrowers must ensure that the Whitehall Guarantors accede as Additional Guarantors as provided in Clause 24.12.3(d).

24.26.4	The Borrowers must ensure that within five Business Days following the expiration of the pledge prohibition relating to the shares of Borrower 1, all of the remaining shares of Borrower 1 that are owned by the Company or the Investor are made subject to a financial pledge and registered pledge in favor of the Lenders and become part of the Transaction Security (ranking equally with Security established to secure claims under the Indenture, subject to the provisions of the Intercreditor Agreement).

24.27	Costs

The Borrowers shall cover all costs relating to the fulfilment of the conditions precedent, conditions subsequent and undertakings (subject to Clause 19.1 (Transaction legal expenses)) contemplated by this Agreement.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.20 (Acceleration and Cancellation) and Clause 25.21 (Advance due on demand)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

25.1.1	its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

25.1.2	payment is made within two Business Days of its due date.

25.2	Financial covenants and other obligations

25.2.1	Any requirement of Clause 23 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 22 (Information Undertakings).

25.2.2	An Obligor does not comply with any provision of any Transaction Security Document.

25.3	Other obligations

25.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants and other obligations)).

25.3.2	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to relevant Borrower or relevant Obligor or a Borrower or an Obligor becoming aware of the failure to comply.

25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

25.5	Cross default

25.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

25.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

25.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

25.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

25.5.5	No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 25.5.1 to 25.5.4 above is less than (i) PLN 10,000,000 (or its equivalent in any other currency or currencies) in relation to the Borrowers (in aggregate for all Borrowers) and (ii) USD 15,000,000 (or its equivalent in any other currency or currencies) in relation to other members of the Group (in aggregate for all members of the Group).

25.6	Default under the Indenture

Without prejudice to Clause 25.5, a default or an event of default under the Indenture or the notes or the notes guarantees issued in connection with the Indenture has occurred and is continuing, or the holders of such notes for other reasons are capable of accelerating such notes.

25.7	Insolvency

25.7.1	Any Obligor ceases to perform its obligations as they fall due or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

25.7.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

25.7.3	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

25.8	Insolvency proceedings

25.8.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (including, without limitation, any ‘recovery proceedings’ (postępowanie naprawcze) in relation to any Polish company);

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (including, without limitation, (i) liquidation (“likwidacja”) under the Polish Commercial Companies Code, (ii) compulsory management (“zarząd”) in the course of execution proceedings under the Polish Civil Procedure Code, or (iii) administration over (“zarząd”) or leasing of (“dzierzawa”) the debtor’s business in connection with the enforcement of a registered pledge under the Polish Act on Registered Pledge and Pledge Register); or

(d)	enforcement of any Security over any assets of any Obligor exceeding in aggregate PLN 1,250,000,

(e)	or any analogous procedure or step is taken in any jurisdiction.

25.8.2	Clause 25.8.1 shall not apply to any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

25.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligors having an aggregate value of PLN 2,500,000 and is not discharged within 10 days (provided that, in the case of Obligors which are not Borrowers, it has a Material Adverse Effect).

25.10	Unlawfulness and invalidity

25.10.1	It is or becomes unlawful for an Obligor or any other member of the Group that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

25.10.2	Any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group under the Intercreditor Agreement are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

25.10.3	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under this Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

25.11	Intercreditor Agreement

25.11.1	Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(a)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

(b)	and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 15 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

25.12	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction (provided that, in the case of members of the Group which are not Borrowers, it has a Material Adverse Effect).

25.13	Change of ownership

An Obligor (other than the Investor) ceases to be a wholly-owned direct or indirect Subsidiary of the Investor except, as a result of a disposal which is a Permitted Disposal or a Permitted Transaction.

25.14	Audit qualification

25.14.1	The Auditors of the Group qualify the audited annual consolidated financial statements of the Investor.

25.14.2	The Auditors of the Borrowers qualify the audited annual consolidated financial statements of any of the Borrowers.

25.15	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets (provided that, in the case of the Guarantors, it has a Material Adverse Effect).

25.16	Governmental Intervention

By or under the authority of any government:

25.16.1	the management of any Obligor is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

25.16.2	all or a majority of the issued shares of any Obligor or the whole or any part (the book value of which is 20 per cent. or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired, provided that, in the case of Guarantors, it has a Material Adverse Effect.

25.17	Repudiation and rescission of agreements

25.17.1	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

25.17.2	Any party to the Finance Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Agent, likely to have a material adverse effect on the interests of the Finance Parties under the Finance Documents.

25.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or its assets (or against the directors of any Obligor) which has or is reasonably likely to have a Material Adverse Effect.

25.19	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

25.20	Acceleration and Cancellation

25.20.1	On and at any time after the occurrence of an Event of Default the Agent may by notice to the Company:

(a)	terminate this Agreement (subject to the shortest notice periods permissible under Polish law); and/or

(b)	demand additional Security to be provided in respect of a Facility; and/or

(c)	demand a recovery plan to be furnished within a period specified by the Agent and, following the approval of such recovery plan by the Agent, demand the implementation thereof; and/or

(d)	cancel the Available Facility whereupon it shall immediately be cancelled; and/or

(e)	exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents or under Polish law.

25.21	Advance Due on Demand

25.21.1	If, pursuant to Clause 25.21 (Acceleration and Cancellation), the Agent declares this Agreement to be terminated in whole or in part, then, and at any time thereafter, the Agent may by notice to the Company:

(a)	require repayment of all or such part of the Advance or an Overdraft Outstanding Amounts on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Obligors under the Finance Documents) or withdraw its declaration with effect from such date as it may specify; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents or under Polish law.

26.	CHANGES TO THE FINANCE PARTIES

26.1	Assignments and transfers by the Lender

Subject to this Clause 26, a Lender (the “Existing Lender”) may assign any of its rights and transfer any of its obligations under or in respect of Facility A under the Finance Documents to another bank (the “New Lender”).

26.2	Conditions of assignment or transfer

26.2.1	The consent of the Borrowers is required for any assignment or transfer by the Lenders, except:

(a)	if an Event of Default is continuing; or

(b)	for an assignment of rights and transfer of obligations to an Existing Lender.

26.2.2	The consent of the Borrowers to an assignment or transfer (to the extent it is required) must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrowers within that time.

26.2.3	For the avoidance of doubt, no consent of the Obligors not being the Borrowers is required for assignment or transfer.

26.2.4	An assignment and transfer will only be effective if the procedure set out in Clause 26.4 (Procedure for transfer) is complied with.

26.2.5	If:

(c)	the Lender assigns any of its rights or transfers any of its obligations under the Finance Documents or changes its Facility Office; and

(d)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs),

(e)	then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Limitation of responsibility of Existing Lender

26.3.1	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; and

(e)	any representations or warranties implied by law are excluded.

26.3.2	The New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or the amount of any Available Facility is greater than zero or any Commitment is in force.

26.3.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.4	Procedure for transfer

26.4.1	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment and transfer is effected in accordance with Clause 26.4.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) of clause 26.4.3, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

26.4.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

26.4.3	On the Transfer Date:

(a)	the assignment of the Existing Lender’s rights intended to be assigned pursuant to the Transfer Certificate to the New Lender shall become effective;

(b)	the assumption by the New Lender of the obligations of the Existing Lender corresponding to the Existing Lender’s assigned rights shall become effective, and the New Lender shall become obliged to perform and comply with the assumed obligations under the Finance Documents as if it were originally named as an original party in the Finance Documents; and

(c)	the New Lender shall acquire all rights of the Existing Lender vis-à-vis the Agent, the Security Agent and the other Lenders, and the New Lender shall be deemed to confirm in favour of the Agent, the Security Agent and the other Lenders that it shall be under the same obligations towards each of them as it would have been if it had been an original party to the Agreement as an Original Lender; and

(d)	the New Lender shall become a Party as a “Lender” and, to the extent the assignment comprises also the transfer of associated Security, it shall also become a party to the relevant Security Documents.

26.4.4	The Parties agree and acknowledge that any assignment and transfer carried out under or in connection with this Clause 26 does not constitute and shall not constitute a novation (odnowienie) within the meaning of Article 506 of the Polish Civil Code.

26.5	Copy of Transfer Certificate

The Existing Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate. If any of the Agent, the Existing Lender or the New Lender so demands, the Company (and, if so demanded by the Existing Lender or the New Lender, any other Obligor) shall confirm the assignment and transfer documented by the Transfer Certificate by countersigning its copy and executing any other documents as may be required to evidence or perfect the assignment and transfer in relation to any Finance Document or any Security Document. If any Security or Security Document ceases to be effective in connection with the assignment or transfer or does not benefit the New Lender, the Company (and, if so demanded by the Existing Lender or the New Lender, any other Obligor) shall be obliged to execute at its cost any documents (subject to Clause 19.1 (Transaction legal expenses)) and carry out at its cost such other steps as the New Lender may reasonably require to create in its favour the same Security or Security Document as the Security or Security Document benefiting the Existing Lender prior to the assignment or transfer.

26.6	Disclosure of information

26.6.1	Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

(d)	any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

26.7	Facility B and Facility C

Notwithstanding any limitations set forth in this Agreement, upon an Event of Default that is continuing each Original Lender may, and is hereby authorised by the Obligors, to transfer or subparticipate any or all of its receivables under any of the Finance Documents in respect of Facility B or Facility C to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

27.2.1	Subject to compliance with the provisions of Clause 22.9 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(a)	the Company delivers to the Lender a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent to be delivered by an Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

27.2.2	The Agent shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent to be delivered by an Additional Guarantor).

27.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.4	Resignation of Guarantor

27.4.1	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

27.4.2	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(b)	all the Lenders have consented to the Company’s request (such consent not to be unreasonably withheld or delayed),

at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

28.	ROLE OF THE FINANCE PARTIES

28.1	Appointment of the Agent and the Security Agent

28.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

28.1.2	Each other Finance Party appoints the Security Agent to act as its agent under and in connection with the relevant Transaction Security Documents.

28.1.3	Each other Finance Party appoints the Security Agent to act as a pledge administrator in respect of any registered pledge created or to be created pursuant to the relevant Transaction Security Documents.

28.1.4	Each Finance Party (other than the Agent) authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.1.5	Each other Finance Party authorises the Agent and the Security Agent (as appropriate):

(a)	to exercise the rights, powers, authorities and discretions specifically given to the Agent or, as the case may be, the Security Agent under or in connection with the relevant Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	(in the case of the Security Agent) to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it, in each case, for and on behalf of the Finance Parties.

28.2	Duties of the Agent and Security Agent

28.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

28.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

28.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

28.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

28.2.5	The Agent’s and Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	No fiduciary duties

28.3.1	Nothing in this Agreement constitutes the Agent and/or (save as expressly stated in this Agreement and/or any other Finance Document) the Security Agent as a trustee or fiduciary of any other person.

28.3.2	None of the Agent or the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.4	Business with the Group

28.4.1	The Agent or the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.5	Rights and discretions

28.5.1	The Agent and, in relation to the Security Documents, the Security Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

28.5.2	The Agent and, in relation to the Security Documents, the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Parent (other than a Utilisation Request or Overdraft Instruction) is made on behalf of and with the consent and knowledge of all the Obligors.

28.5.3	The Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

28.5.4	The Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

28.5.5	The Agent and the Security Agent may each disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

28.5.6	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

28.6	Lenders’ instructions

28.6.1	Unless a contrary indication appears in a Finance Document, the Agent shall:

(a)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by all Lenders (or, if so instructed by all Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of all Lenders.

28.6.2	Unless a contrary indication appears in a Finance Document, any instructions given by all Lenders shall be binding on all the Finance Parties.

28.6.3	The Agent or, as the case may be, the Security Agent may refrain from acting in accordance with the instructions of all Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

28.6.4	In the absence of instructions from all Lenders the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

28.6.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.6.6	Unless a Finance Document provides otherwise, the above provisions apply to the Security Agent accordingly.

28.7	Responsibility for documentation

28.7.1	None of the Agent or the Security Agent:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security Documents.

28.8	Exclusion of liability

28.8.1	Without limiting paragraph 28.8.2 below, the Agent and the Security Agent will not be liable to the other Finance Parties (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security.

28.8.2	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of the Agent or the Security Agent may rely on this Clause.

28.8.3	Neither the Agent nor the Security Agent shall be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent for that purpose.

28.8.4	Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent.

28.9	Lenders’ indemnity to the Agent and the Security Agent

28.9.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the /Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.9.2	The Borrowers shall promptly on demand by the Agent reimburse each Lender for any payment made by it under paragraph 28.9.1 above.

28.10	Resignation of the Agent and the Security Agent

28.10.1	The Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

28.10.2	Alternatively the Agent and the Security Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or the Security Agent, as the case may be.

28.10.3	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph 28.10.2 above within 30 days after notice of resignation was given, the Agent or Security Agent (after consultation with the Company) may appoint a successor Agent or the Security Agent, as the case may be.

28.10.4	The retiring Agent or Security Agent shall, at its own cost, make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

28.10.5	The Agent’s or Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

28.10.6	Upon the appointment of a successor:

(a)	the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28; and

(b)	the successor Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(c)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or the Security Agent, require it to resign in accordance with paragraph 28.10.2 above. In this event, the Agent or the Security Agent shall resign in accordance with paragraph 28.10.2 above.

28.11	Confidentiality

28.11.1	In acting as agent for the Finance Parties, the Agent and the Security Agent shall each be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

28.11.2	If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent and the Security Agent shall not be deemed to have notice of it.

28.11.3	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Security Agent is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.12	Relationship with the Lenders

28.12.1	The Agent (or, in respect of the Security Documents, the Security Agent) may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender (or, in respect of the Security Documents, the Security Agent) to the contrary in accordance with the terms of this Agreement.

28.12.2	Each Lender shall supply the Agent and the Security Agent with any information required by the Agent or the Security Agent in order to make calculations or determinations under the Finance Documents.

28.12.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

28.13	Credit appraisal by the Lenders

28.13.1	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Agent that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

28.13.2	the financial condition, status and nature of each member of the Group;

28.13.3	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security Document;

28.13.4

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security Document or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

28.13.5	the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

28.13.6	the right or title of any person in or to, or the value or sufficiency of any part of the property over which any Transaction Security is given.

28.14	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.15	Reliance and engagement letters

Each Finance Party confirms that each of the Agent and the Security Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by Security Agent or Agent the terms of any reliance letter or engagement letters relating to the Information Package or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the Information Package, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.16	Conduct of business by the Finance Parties

No provision of this Agreement will:

28.16.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.16.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.16.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

29.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

29.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

29.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.6 (Partial payments).

29.3	Recovering Finance Party’s rights

29.3.1	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party shall be subrogated to the rights of the Finance Parties which have shared in the redistribution.

29.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph 29.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

29.4.1	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

29.4.2	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

29.4.3	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor shall be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

29.5.1	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

29.5.2	Unless agreed otherwise, a Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

30.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Use of funds on Borrower’s accounts

30.2.1	On each date on which an Obligor is required to make a payment under a Finance Document, monies standing to the credit of an account of each Borrower may be applied by the Agent in or towards discharge of the Borrowers’ obligations under the Finance Documents.

30.2.2	The Agent shall not be responsible to the Obligors for the non-payment of any of the Borrowers’ obligations which could be paid out of moneys standing to the credit of any account of each Borrower nor shall the Agent be liable for any withdrawal from an account wrongly made (except for gross negligence, fraud or wilful misconduct) by the Agent.

30.3	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.4 (Distributions to an Obligor) and Clause 30.5 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in a principal financial centre in Warsaw or London.

30.4	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.5	Clawback

30.5.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.5.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.6	Partial payments

30.6.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses due to the Agent or the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.6.2	The Lender may vary the order set out in paragraphs (b) to (d) of sub-clause 30.6.1 above.

30.6.3	Sub-clauses 30.6.1 and 30.6.2 above will override any appropriation made by an Obligor.

30.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

30.8.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

30.9.1	Subject to sub-clauses 30.9.2 to 30.9.5 below, PLN is the currency of account and payment for any sum due from an Obligor under any Finance Document.

30.9.2	A repayment of the Advance, an Overdraft Outstanding Amount or Unpaid Sum or a part of the Advance, an Overdraft Outstanding Amount an Unpaid Sum shall be made in the currency in which that Advance, Overdraft Outstanding Amount or Unpaid Sum is denominated on its due date.

30.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.9.5	Any amount expressed to be payable in a currency other than PLN shall be paid in that other currency.

30.10	Change of currency

Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

30.10.1	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

30.10.2	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

30.10.3	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company or a Lender that a Disruption Event has occurred:

30.11.1	the Agent may, and shall if requested to do so by the Company, consult with the Borrowers with a view to agreeing with the Company such changes to the operation or administration of a Facility as the Agent may deem necessary in the circumstances;

30.11.2	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph 30.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;;

30.11.3	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers); and

30.11.4	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11.

31.	SET-OFF

Each Finance Party may set off any obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, each Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1	in the case of a Borrower, that identified with its name below;

32.2.2	in the case of any other Obligor or a Lender (other than the Original Lender), that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

32.2.3	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

32.3.2	and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.3	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the it and then only if it is expressly marked for the attention of the department or officer identified with the its signature below (or any substitute department or officer as it shall specify for this purpose).

32.3.4	Any communication or document made or delivered to the Investor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	English language

32.4.1	Any notice given under or in connection with any Finance Document must be in English.

32.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

36.1.1	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended only with the consent of the Majority Lenders and the Obligors and any such amendment will be binding on all Parties.

36.1.2	Any term of the Finance Documents may be waived only with the consent of all Lenders and the Obligors.

36.2	Exceptions

36.2.1	An amendment that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	any change regarding the scope and terms of Security granted pursuant to the Transaction Security Documents ;

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	an increase in or an extension of any Commitment;

(f)	a change to a Borrower, a Guarantor or an Obligor;

(g)	any provision which expressly requires the consent of all the Lenders; or

(h)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Finance Parties), Clause 23 (Financial Covenants) or this Clause 36,

shall not be made without the prior consent of all the Lenders.

36.2.2	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Polish law.

39.	ENFORCEMENT

39.1	Polish courts

The court relevant for the location of the Agent’s seat has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with it or the consequences of its nullity)(a “Dispute”).

39.2	Convenient Forum

The parties agree that the court referred to in Clause 39.1 is an appropriate and convenient court to settle Disputes between them and, accordingly, that they will not argue to the contrary.

39.3	Non-exclusive Jurisdiction

This Clause 39 is for the benefit of the Lender only. As a result and notwithstanding Clause 39.1 (Polish Courts), it does not prevent the Lender from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent Proceedings in any number of jurisdictions.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number (or equivalent, if any)
Central European Distribution Corporation	IRS EIN 54-18652710

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment
Bank Handlowy w Warszawie S.A.	PLN 84,500,000	PLN 130,000,000	PLN 0
Bank Zachodni WBK S.A.	PLN 45,500,000	PLN 0	PLN 70,000,000

TOTAL:	PLN 130,000,000	PLN 130,000,000	PLN 70,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

All the documents provided in accordance with this Schedule 2 shall be in the form and substance satisfactory to the Agent. Further, all the copies shall be delivered as certified copies in accordance with Clause 1.2.1(e) of this Agreement.

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Obligors

1.1	Copies of the constitutional documents of each Borrower and the Original Guarantor (including the excerpts from the relevant registers).

1.2	A copy of a resolution of the Management Board of each Borrower and the Board of Directors of the Investor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it shall execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf (provided that this condition does not apply to Obligors incorporated in Poland which execute Finance Documents in accordance with their representation requirements); and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Overdraft Instruction) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised on behalf of each Borrower and Original Guarantor to enter into or witness the entry into of any Finance Document and a copy of each such person’s passport or national identity card.

1.4	A certificate of each Borrower and Original Guarantor confirming that borrowing or guaranteeing respectively, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on such Borrower and Original Guarantor to be exceeded.

1.5	A copy of the resolution of the Shareholder’s Meeting of each Borrower and the Original Guarantor to the extent that such resolution is required by the relevant Obligor’s constitutional documents or by law.

1.6	A copy of the resolution of the Supervisory Board of of each Borrower and the Original Guarantor to the extent that such resolution is required by the relevant Obligor’ constitutional documents or by law.

1.7	A copy of the share register of each Borrower.

1.8	A certificate of an authorised signatory of each Borrower and the Original Guarantor Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.9	Up-to-date tax and ZUS certificates confirming that the Borrowers has no outstanding tax or social charges liabilities.

2.	Legal opinions

2.1	The following legal opinions, each addressed to the Lenders:

(a)	A legal opinion of Clifford Chance Janicka, Krużewski, Namiotkiewiczi i wspolnicy sp. komandytowa, legal advisers to the Lender in respect of Polish law.

(b)	If an Obligor is a Polish company, a legal opinion of the general counsel of CEDC Group in respect of Polish law as to the capacity, due representation and valid representation of that Obligor.

(c)	A legal opinion of Dewey & LeBoeuf LLP, legal advisers to the Borrowers as to the matters of the laws of the state of New York (USA) and the Delaware General Corporation Law confirming no violation of any provisions of the Indenture by the Finance Documents, capacity and due representation of Central European Distribution Corporation Inc. and that no consent of creditors under the Indenture is needed for establishment of the security interests under the Security Documents.

3.	Finance Documents

3.1	This Agreement.

4.	Security Documents

4.1	The Intercreditor Agreement.

4.2	A registered pledge and a financial pledge over all the shares in the Company and Borrower 2, and approximately 33% of the shares in Borrower 1, each securing the Total Commitments (including all notices and acknowledgements, and a power of attorney to perform shareholder’s rights as well as a power of attorney to execute a pledge agreement over the new shares in the Borrower), together with a proof of filing for registration and evidence of payment of relevant court fees.

4.3	Excerpts from the register of registered pledges confirming the absence of any pledge on shares in each Borrower, other than Existing Security.

4.4	Proof of filing an application to obtain an excerpts from the register of fiscal pledges confirming the absence of any pledge on shares of each Borrower.

4.5	Submission to Execution of each Borrower and the Investor.

4.6	Copies of all consents and other documents necessary for the purpose of creating the Security in accordance with the Finance Documents.

5.	Financial Statements

5.1	Copies of the Original Financial Statements of the Borrowers and the Investor.

5.2	A copy of the Group structure chart in the form and substance satisfactory to the Agent (incorporating intra-group loans).

6.	Other Documents and Evidence

6.1	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrowers.

2.	Copies of the constitutional documents of the Additional Guarantor (including the excerpt from the relevant register).

3.	A copy of a resolution of the Management Board (or other corporate authority) of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and resolving that it shall execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter (provided that this condition does not apply to an Additional Guarantor incorporated in Poland which executes the Accession Letter in accordance with its representation requirements).

4.	The Submission to Execution for the Additional Guarantor.

5.	A specimen of the signature of each person authorised to execute the Accession Letter and a copy of each such person’s passport or national identity card.

6.	A certificate of the Additional Guarantor confirming that borrowing or guaranteeing respectively, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Additional Guarantor to be exceeded.

7.	A copy of the resolution of the Shareholders’ Meeting of the Additional Guarantor to the extent that such resolution is required by the Additional Guarantor’s constitutional documents or by law.

8.	A copy of the resolution of the Supervisory Board of the Additional Guarantor to the extent that such resolution is required by the relevant the Additional Guarantor’s constitutional documents or by law.

9.	If the Additional Guarantor is a Polish entity, a copy of its share register.

10.	A certificate of an authorised signatory of each of the Additional Guarantor certifying that each copy document relating to it specified in this Part B is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

11.	If the Additional Guarantor is a Polish entity, up-to-date (but in any event issued not earlier than 30 days prior to the date of the Accession Letter) tax and ZUS certificates confirming that the Additional Guarantor has no outstanding tax or social charges liabilities

12.	The following legal opinions, each addressed to the Lender:

(a)	A legal opinion of legal advisers to the Lenders in respect of Polish law.

(b)	If the Additional Guarantor is not a Polish company, a legal opinion of advisers to the Borrowers in respect of capacity, due representation and valid representation of the Additional Guarantor.

13.	To the extent not otherwise previously delivered pursuant to the terms of any Finance Document, the latest audited and unaudited financial statements of the Additional Guarantor and the latest available management accounts.

14.	A copy of any other Authorisation or other document, opinion or assurance which the Lenders considers to be necessary or desirable (if it has notified the Additional Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]
To:	[Agent]
Dated:
Dear Sirs

CEDC International Sp. z o.o. – PLN 330,000,000 Facilities Agreement

dated [    ] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request in respect of Facility A. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Advance on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of the Advance:	PLN

Amount:	[ ] or, if less, the Available Facility

Interest Period:	3 Months

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Advance should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for CEDC International Sp. z o.o.

*	delete as appropriate

SCHEDULE 4

TECHNICAL DIVISION OF FACILITY B AND FACILITY C

PART I

INITIAL TECHNICIAL DIVISION OF FACILITY B

Borrower	Maximum amount of Facility B
The Company	PLN 77,000,000
Przedsiębiorstwo “Polmos” Białystok S.A.	PLN 50,000,000
PWW sp. z o.o.	PLN 3,000,000
Total	PLN 130,000,000

PART II

INITIAL TECHNICIAL DIVISION OF FACILITY C

Borrower	Maximum amount of Facility C
The Company	PLN 40,000,000
Przedsiębiorstwo “Polmos” Białystok S.A.	PLN 30,000,000
PWW sp. z o.o.	PLN 0
Total	PLN 70,000,000

PART III

FORM OF TECHNICAL DIVISION AMENDMENT REQUEST

From:	[Obligors’ Agent]

To:	[Original Lender]

Dated:

Dear Sirs

CEDC International Sp. z o.o. – PLN 330,000,000 Facilities Agreement

dated [            ] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Technical Division Amendment Request in respect of [Facility B]/[Facility C]*. Terms defined in the Agreement have the same meaning in this Technical Division Amendment Request unless given a different meaning in this Technical Division Amendment Request.

2.	We wish to amend the Technical Division in respect of [Facility B]/[Facility C]* in the following manner:

Borrower	Maximum amount of [Facility B]/[Facility C]*
The Company	[ ]
Przedsiębiorstwo “Polmos” Białystok S.A.	[ ]
PWW sp. z o.o.	[ ]
Total	PLN [ ]

3.	We confirm that no Default has occurred and is continuing.

4.	This Technical Division Amendment Request is irrevocable.

Yours faithfully

authorised signatory for
CEDC International Sp. z o.o.

*	delete as appropriate

SCHEDULE 5

FORM OF ACCESSION LETTER

To:	[Lender]

From:	[Subsidiary] and [Borrower]

Dated:

Dear Sirs

CEDC International Sp. z o.o. – PLN 330,000,000 Facilities Agreement

dated [            ] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause Form of Accession Letter (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by Polish law.

[Borrower]	[Subsidiary]

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[Lender]

From:	[Borrower]

Dated:

Dear Sirs

CEDC International Sp. z o.o. – PLN 330,000,000 Facilities Agreement

dated [            ] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	the Net Leverage Ratio is [ ]; and

(b)	the Consolidated Coverage Ratio is [ ].

3.	We confirm that: [computations as to EBITDA and aggregate gross assets and the aggregate net assets]

4.	We confirm that no Default is continuing.

Signed:
Director of [Borrower]	Director of [Borrower]

SCHEDULE 7

EXISTING SECURITY

Type of facility agreement	Type of security
Indenture with Deutsche Trustee Company Limited as Trustee

Indenture dated 2 December 2009, as further amended

Guarantees of Obligors and other members of the Group

First-priority pledge (registered, financial or of similar nature) or charge over the shares of the members of the Group.

First-priority pledge (registered, financial or of similar nature) or, in an applicable jurisdiction, assignment of rights under the bank accounts of some of the members of the Group or withdrawal rights agreements in respect of the bank accounts.

First-priority pledge of the intercompany loans made by the Issuer (as defined in the Indenture) and certain members of the Group.

Assignment of rights under the intercompany loans made to the members of the Group.

Registered and ordinary pledges over Soplica trademark and and on certain intellectual property rights owned by Copecresto.

Joint and capped mortgages over CEDC International sp. z o.o. (Oborniki plant) and Przedsiębiorstwo „Polmos” Białystok S.A real properties. Mortgages agreements re. real properties of Sibirian Distillery Novosibirsk and OOO First Tula Distillery.

Type of facility agreement	Type of security
Ovedraft Facility Agreement with Bank Polska Kasa Opieki S.A.
Framework facility agreement (overdraft) dated 29.03.2007 (as amended) CEDC International PWW	Registered pledge over inventory; Power of Attorney to current bank account; Assignment of receivables (also made by Polmos Białystok); Sponsor Declaration issued by Central European Distribution Corporation

Type of facility agreement	Type of security
Overdraft Facility Agreement with BRE Bank S.A.
Overdraft Facility dated 31.08.2007 (as amended) CEDC International	Promissory notes

SCHEDULE 8

FORM OF TRANSFER CERTIFICATE

To:	[The New Lender] (the “New Lender”)

:From:	[The Existing Lender] (the “Existing Lender”)

Dated:	[ ]

CEDC International-Poland Sp. z o.o. – PLN 330,000,000 Facilities Agreement

dated [            ] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.4 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s rights and transferring to it all or part of its Available Facility and obligations referred to in the Schedule in accordance with Clause 26.4 (Procedure for transfer).

(b)	The New Lender assumes the same obligations to the other Finance Parties as if it had been the Lender, and confirms its agreement to the terms of Clause 39 (Enforcement).

(c)	The Transfer Date is [].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 26.3 (Limitation of responsibility of Existing Lender).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Polish law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

[The Borrowers confirm their agreement to the above assignment of right and transfer of obligations.]*

*	Include only if the Borrower is required to countersign pursuant to Clause 26.5 (Copy of Transfer Certificate to the Borrower) e.g. the Borrower should be required to countersign if any commitment is still in force and hence there are obligations to be transferred between the Lenders]

SCHEDULE 9

TIMETABLES

Advance
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-2 9.30am

WIBOR is fixed	Quotation Day as of 11:00 a.m. Warsaw time

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 10

FORM OF RESIGNATION LETTER

To: [            ] as Agent

From: [resigning Obligor] and [CEDC International sp. z o.o.]

Dated:

Dear Sirs,

CEDC International-Poland Sp. z o.o. – PLN 330,000,000 Facilities Agreement

dated [            ] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 27.4 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by Polish law.

CEDC International-Poland Sp. z o.o.	[Subsidiary]

By:	By:

NOTES:

*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 11

INDEBTEDNESS

Intercompany loans as of December 15th 2010

Borrower	Lender	Currency	Amount
Bols	CEDC	USD	125 000 000,00
Polmos Białystok	CEDC	USD	125 000 000,00
Polmos Białystok	CEDC	USD	50 000 000,00
CEDC International	CEDC Finco	USD	108 285 800,00
CEDC International	CEDC Finco	EUR	372 251 800,00
Jelegat	CEDC Finco	USD	263 985 000,00
Distilleri Topaz	Jelegat	USD	193 995 000,00
First Tula Distillery	Jelegat	USD	13 400 000,00
Bravo Premium	Jelegat	USD	18 000 000,00
The Trading House Russian Alkohol	Jelegat	USD	5 000,00
RAG	Jelegat	USD	15 680 000,00
Zao Sibirsky LVZ	Jelegat	USD	22 900 000,00
Mid-Russian Distilleries	Jelegat	USD	5 000,00
Copecresto	CEDC Int.	USD	6 000 000,00
Lion Rally Lux 2	CEDC Int.	USD	10 602 739,73
Pasalba	CEDC Int.	USD	4 548 388,20
Chorniy&Mikola	AUK	USD	10 367 000,00
Vlaktor Trading	AUK	USD	210 900,00
AUK	Pasalba Ltd	USD	1 000 000,00
AUK	Pervy Kupazhny Z-d	USD	4 000 000,00
AUK	Vlaktor Trading	USD	802 000,00
Pasalba	Lion Rally Lux 3	USD	2 633 116,29
Lion Rally Lux 3	Lion Rally Lux 2	USD	11 585 107,74

CEDC Int.	Polmos Białystok	PLN	11 760 000,00
CEDC Int.	CEDC Finco	EUR	51 108 861,11

Bonds Issued as of December 15th 2010

Borrower		Currency	Amount
CEDC	CSN	USD	310 000 000,00
CEDC Finco	SSN	USD	380 000 000,00
CEDC Finco	SSN	EUR	430 000 000,00

SIGNATURES

THE INVESTOR

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Przemysław Witas
Przemysław Witas

Address:	c/o CEDC

Biuro Zarządu CEDC

Bobrowiecka 6, 00-728, Warsaw

Telephone:	+48 22 45 66 000

Facsimile:	+48 22 45 66 001

Attention:	the CEDC Management Board

THE COMPANY

CEDC INTERNATIONAL SP. Z O.O.

By:	/s/ Przemysław Witas
Przemysław Witas

Address:	c/o CEDC

Biuro Zarządu CEDC

Bobrowiecka 6, 00-728, Warsaw

Telephone:	+48 22 45 66 000

Facsimile:	+48 22 45 66 001

Attention:	the CEDC Management Board

BORROWER 1

PRZEDSIĘBIORSTWO “POLMOS” BIAŁYSTOK S.A.

By:	/s/ Przemysław Witas
Przemysław Witas

Address:	c/o CEDC

Biuro Zarządu CEDC

Bobrowiecka 6, 00-728, Warsaw

Telephone:	+48 22 45 66 000

Facsimile:	+48 22 45 66 001

Attention:	the CEDC Management Board

BORROWER 2

PWW SP. Z O.O.

By:	/s/ Przemysław Witas
Przemysław Witas

Address:	c/o CEDC

Biuro Zarządu CEDC

Bobrowiecka 6, 00-728, Warsaw

Telephone:	+48 22 45 66 000

Facsimile:	+48 22 45 66 001

Attention:	the CEDC Management Board

THE ORIGINAL GUARANTOR

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Przemysław Witas
Przemysław Witas

Address:	c/o CEDC

Biuro Zarządu CEDC

Bobrowiecka 6, 00-728, Warsaw

Telephone:	+48 22 45 66 000

Facsimile:	+48 22 45 66 001

Attention:	the CEDC Management Board

THE AGENT

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Beata Czekańska	/s/ Sebastian Perczak
	Beata Czekańska	Sebastian Perczak

Address:	Goleszowska 6

01-260 Warsaw, Poland

Telephone:	+48 22 692 9934

Facsimile:	+48 22 692 9943

Attention:	Bogdan Danowski, Departament Operacji Kredytowych

THE SECURITY AGENT

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Beata Czekańska	/s/ Sebastian Perczak
	Beata Czekańska	Sebastian Perczak

Address:	Goleszowska 6

01-260 Warsaw, Poland

Telephone:	+48 22 692 9934

Facsimile:	+48 22 692 9943

Attention:	Bogdan Danowski, Departament Operacji Kredytowych

ORIGINAL LENDER 1

BANK HANDLOWY W WARSZAWIE S.A.

By:	/s/ Beata Czekańska	/s/ Sebastian Perczak
	Beata Czekańska	Sebastian Perczak

Address:	Goleszowska 6

01-260 Warsaw, Poland

Telephone:	+48 22 692 9934

Facsimile:	+48 22 692 9943

Attention:	Bogdan Danowski, Departament Operacji Kredytowych

ORIGINAL LENDER 2

BANK ZACHODNI WBK S.A.

By:	/s/ Małgorzata Nesterowicz	/s/ Michał Miecznicki
	Małgorzata Nesterowicz	Michał Miecznicki

Address:	Grzybowska 5a

00-132 Warsaw, Poland

Telephone:	+48 22 586 8465

Facsimile:	+48 22 586 8140

Attention:	Maciek Skorupka, Michał Miecznicki